As filed with the Securities and Exchange Commission on November 20, 2003
Registration No. 333-107151

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WebMD Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3236644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
669 River Drive, Center 2
Elmwood Park
New Jersey 07407-1361
(201) 703-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Mele, Esq.

Executive Vice President and General Counsel
WebMD Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(201) 703-3400
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Stephen T. Giove, Esq.
Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$300,000,000

WebMD Corporation

3 1/4% Convertible Subordinated Notes due 2007

and
Common Stock Issuable Upon Conversion of the Notes

The Notes and Common Stock

•	We issued $300,000,000 aggregate principal amount of our 3 1/4% convertible subordinated notes due 2007 in a private placement in April 2002.

•	We will pay interest on the notes semi-annually in arrears on April 1 and October 1 of each year, starting on October 1, 2002.

•	The notes will mature on April 1, 2007.

•	The selling securityholders identified in this prospectus may offer from time to time up to $300,000,000 of the notes and shares of our common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling securityholders in a post-effective amendment to the registration statement of which this prospectus is a part.

•	We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.”

Conversion of the Notes

•	The notes are convertible into 107.9564 shares of our common stock, par value $.0001 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $9.26 per share.

Redemption and Repurchase of the Notes

•	On or after April 5, 2005, we may, at our option, redeem the notes, in whole or in part, at the redemption prices described in this prospectus, plus any accrued and unpaid interest to the redemption date.

•	Holders may require us to repurchase all or a portion of their notes upon a change in control as defined in the indenture at 100% of their principal amount, plus any accrued and unpaid interest to the repurchase date.

Ranking of the Notes

•	The notes are junior to all of our existing and future senior indebtedness and are structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed.

Listing

•	Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.” On November 19, 2003, the closing sale price of our common stock on the Nasdaq National Market was $8.50.

•	The notes originally issued in the private placement are eligible for trading on The Private Offerings, Resales and Trading Through Automated Linkages, or “PORTAL,” Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange.

      Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2003.

IMPORTANT NOTICE TO READERS
PROSPECTUS SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
CERTAIN CONSIDERATIONS RELATING TO THE HEALTHCARE INDUSTRY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SIGNATURES
EX-12.1 COMPUTATION OF RATIOS OF EARNINGS
EX-23.1 CONSENT OF ERNST & YOUNG LLP

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

      Unless otherwise indicated, in this prospectus, “WebMD,” “we,” “us” and “our” refer to WebMD Corporation and its subsidiaries.

      WebMD®, Web-MD®, WebMD Health®, The Medical Manager®, ULTIA™, Intergy®, Envoy®, ExpressBill®, Medscape®, WellMed®, POREX® and MEDPOR® are trademarks of WebMD Corporation or its subsidiaries.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including “Risk Factors” and financial information) appearing elsewhere in this prospectus, as well as in the documents incorporated by reference in this prospectus.

Our Company

      Our business is comprised of four segments. Three of our business segments, Portal Services or WebMD Health, Transaction Services or WebMD Envoy and Physician Services or WebMD Practice Services, provide various types of healthcare information services and technology solutions. Our fourth business segment, Plastic Technologies, is known as Porex. The following overview describes our key products, services and markets:

•	Healthcare Information Services and Technology Solutions. We provide a range of information services and technology solutions for participants across the entire continuum of healthcare, including physicians and other healthcare providers, payers, suppliers and consumers. Our products and services promote administrative efficiency and assist in reducing the cost of healthcare and creating better patient outcomes.

—	WebMD Health. Our Portal Services segment, WebMD Health, provides online healthcare information, educational services and other resources for consumers and healthcare professionals. Our online offerings for consumers help them become better informed about healthcare choices and assist them in playing an active role in managing their own health. Our offerings for healthcare professionals help them improve their clinical knowledge, as well as their communication with patients regarding treatment options for specific health conditions. We also provide online content for use by media and healthcare partners in their Web sites.

We reach a large audience of health-involved consumers and clinically active healthcare professionals. We work closely with pharmaceutical, medical device and other healthcare companies to develop innovative online channels of communication to our audience, or targeted portions of our audience, that complement their offline education, marketing and customer service programs.

In addition, through WellMed from WebMD, we provide employers and health plans with access to a suite of online tools and related services, for use by their employees and plan members. These tools and services provide a framework for better decision-making by healthcare consumers and can assist employers and plans in managing demand while improving quality of care.

We generate revenue by selling sponsorships of specific pages, sections or events on our portals and related e-mailed newsletters, and by licensing our content and our online tools and related software and services. The majority of our WebMD Health revenues come from a small number of customers. Our WebMD Health customers include pharmaceutical, biotech and medical device companies, employers and health plans and media distribution companies.

—	WebMD Envoy. Our Transaction Services segment, WebMD Envoy, provides healthcare reimbursement cycle management services, including transmission of electronic transactions between healthcare payers and physicians, pharmacies, dentists, hospitals, laboratory companies and other healthcare providers. The use of electronic transactions significantly reduces processing time and costs, as compared to mail, fax or telephone, and increases productivity for both payers and providers. The transactions that we facilitate include:

• administrative transactions, such as claims submission and status inquiry, eligibility and patient coverage verification, referrals and authorizations, and electronic remittance advice, and

•	clinical transactions, such as lab test ordering and reporting of results.

We also provide automated patient billing services to providers, including statement printing and mailing services. In addition, through Advanced Business Fulfillment, Inc., which we acquired on July 17, 2003, we provide healthcare paid-claims communications services for third-party administrators and health insurers, including print-and-mail services for the distribution of checks, remittance advice and explanations of benefits. We are focused on continuing to increase the percentage of healthcare transactions that are handled electronically and on providing value-added services to providers and payers in connection with our transmission of their transactions.

We generate revenue by selling our transaction services to healthcare payers and providers, generally on either a per transaction basis or, in the case of some providers, on a monthly fixed fee basis. We also generate revenue by selling our patient statement and paid-claims communications services, typically on a per statement or per communication basis. A significant portion of WebMD Envoy revenues come from the country’s leading national and regional healthcare payers.

—	WebMD Practice Services. Our Physician Services segment, WebMD Practice Services, develops and markets information technology systems for healthcare providers, primarily under The Medical Manager, Intergy, ULTIA and Medical Manager Network Services brands. Our systems include:

• administrative and financial applications that enable healthcare providers and their administrative personnel to manage their practices more efficiently, and

• electronic medical record and other clinical applications that assist them in delivering quality patient care.

In addition, through Medical Manager Network Services, we provide integrated access to our WebMD Envoy transaction services. These systems and services allow physician offices to automate their scheduling, billing and other administrative tasks, to transmit transactions electronically, to maintain electronic medical records and to automate documentation of patient encounters.

Our systems are scalable to meet the needs of a wide variety of healthcare provider settings, from small physician groups to large clinics, and across various medical specialties. Customers can purchase a base system and then add additional modules and services over time to expand their use of information technology as needed.

We generate revenue from one-time fees for licenses to our software modules and for system hardware and from recurring fees for the maintenance and support of our software and system hardware. Pricing depends on the number and type of software modules to be licensed, the number of users, the complexity of the installation and other factors. Our Medical Manager Network Services and some of our other WebMD Practice Services products and services are priced on a monthly fee per user basis or a per transaction basis.

We believe that the combination, in one company, of WebMD Health, WebMD Envoy and WebMD Practice Services makes us well positioned to create significant improvements in the way that information is used by the healthcare industry, enabling increased efficiency, better decision-making and, ultimately, higher quality patient care at a lower cost.

•	Plastic Technologies. Our Plastic Technologies segment, Porex, develops, manufactures and distributes proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Our Porex customers include both end-users of our finished products, as well as manufacturers that include our components in their products for the medical device, life science, research and clinical laboratory, surgical and other markets. Porex is an international business with manufacturing operations in North America, Europe and Asia and customers in more than 65 countries.

Recent Developments

Pending Acquisition of Medifax-EDI

      On October 21, 2003, we entered into a definitive agreement to acquire Medifax-EDI, Inc., a leading provider of real-time medical eligibility transaction services and other claims management solutions to hospitals, medical centers, physician practices and other medical organizations throughout the United States. These services enable healthcare providers to verify insurance coverage for their patients on a real-time basis. Medifax-EDI is a privately held company based in Nashville, Tennessee.

      The purchase price is $280 million, including certain assumed liabilities, and will be paid in cash. The purchase price is subject to customary, post-closing adjustments. Prior to closing, Medifax-EDI will distribute its Pharmacy Services companies to its owner, an affiliate of Crescent Capital Investments, Inc., and these companies are not included in the transaction. The completion of the acquisition is conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions. Upon closing, Medifax-EDI will be combined with WebMD Envoy, our Nashville-based Transaction Services business.

      We believe that the acquisition of Medifax-EDI will strengthen WebMD Envoy’s position as a single-source vendor of all-payer, all-transaction service offerings to the healthcare provider marketplace. When combined, WebMD Envoy would become a leading supplier of both medical claims and real-time transaction solutions for both commercial and government payers.

      WebMD Corporation is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. Our principal executive offices are located at 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361 and our telephone number is (201) 703-3400. Our common stock has traded on the Nasdaq National Market under the symbol “HLTH” since February 11, 1999.

The Offering

Issuer	WebMD Corporation.

Notes	We issued $300,000,000 aggregate principal amount of 3 1/4% convertible subordinated notes due 2007 in a private placement in April 2002. The selling securityholders identified in this prospectus may offer from time to time up to $300,000,000 of the notes and shares of our common stock issuable upon conversion of the notes.

Interest payment dates	We will pay interest on the notes semi-annually in arrears on April 1 and October 1 of each year, starting on October 1, 2002.

Maturity	The notes will mature on April 1, 2007.

Conversion	The notes are convertible into 107.9564 shares of our common stock, par value $.0001 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $9.26 per share. See “Description of Notes — Conversion Rights.”

Ranking	The notes are:

• unsecured;

• junior to all of our existing and future senior indebtedness; and

• structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed.

As of September 30, 2003, we and our subsidiaries had approximately $410 million of consolidated obligations effectively ranking senior to the notes. The notes rank equal in right of payment to our outstanding 1.75% convertible subordinated notes due June 15, 2023, $350 million principal amount of which are outstanding as of November 19, 2003. The indenture under which the notes were issued does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness. See “Description of Notes — Subordination of Notes.”

Sinking fund	None.

Original issue discount	The notes were sold with original issue discount and you will therefore be required to include amounts in gross income in each taxable year in advance of receipt of a corresponding cash payment on the notes. See “Certain U.S. Federal Income Tax Considerations — Payment of Interest — Original Issue Discount.”

Optional redemption	On or after April 5, 2005, we may, at our option, redeem the notes, in whole or in part, at the redemption prices described in this prospectus, plus any accrued and unpaid interest to the redemption date. See “Description of Notes — Redemption of Notes at Our Option.”

Change in control	If we experience a change in control as defined in the indenture, each holder may require us to purchase all or a portion of that holder’s notes at 100% of their principal amount, plus any accrued and unpaid interest to the repurchase date. See “Description of Notes — Holders May Require Us To Purchase Their Notes Upon a Change in Control.”

Use of proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

Listing and trading	The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.”

Risk factors	In analyzing an investment in the notes and common stock offered by this prospectus, prospective investors should carefully consider, along with other matters referred to in this prospectus, the information set forth under “Risk Factors.”

      For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of the common stock, see “Description of Capital Stock.”

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

						Nine months
						ended
	Fiscal years ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges	*	*	*	*	*	*	1.6

*	The earnings for the years ended December 31, 2002 through 1998 and for the nine months ended September 30, 2002 were inadequate to cover total fixed charges. The coverage deficiencies for the years ended December 31, 2002 through 1998 were (in thousands): $63,192, $6,665,789, $3,082,115, $287,992 and $54,048, respectively. The coverage deficiency for the nine months ended September 30, 2002 was $60,213.

In computing the ratio of earnings to fixed charges, earnings have been based on income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense on operating leases attributable to interest.

RISK FACTORS

      This section describes circumstances or events that could have a negative effect on our financial results or operations or that could change, for the worse, existing trends in some or all of our businesses. The occurrence of one or more of the circumstances or events described below could have a material adverse effect on our financial condition, results of operations and cash flows or on the trading prices of the common stock and convertible notes that we have issued. The risks and uncertainties described below are not the only ones facing WebMD. Additional risks and uncertainties that are not currently known to us or that we currently believe are immaterial may also adversely affect our business and operations. You should carefully consider all of the information contained or incorporated by reference in this prospectus before deciding whether to invest in the notes and, in particular, the risks and uncertainties described below.

Risks Related to Our Relationships with Customers and Strategic Partners

WebMD Envoy’s transaction volume and financial results could be adversely affected if we do not maintain relationships with practice management system vendors and large submitters of healthcare electronic data interchange, or EDI, transactions

      We have developed relationships with practice management system vendors and large submitters of healthcare claims to increase the usage of our WebMD Envoy transaction services. WebMD Practice Services is a competitor of these practice management system vendors. These vendors, as a result of our ownership of WebMD Practice Services or for other reasons, may choose in the future to diminish or terminate their relationships with WebMD Envoy. Some other large submitters of claims compete with, or may have significant relationships with entities that compete with, WebMD Envoy or WebMD Health. To the extent that we are not able to maintain mutually satisfactory relationships with the larger practice management system vendors and large submitters of healthcare EDI transactions, WebMD Envoy’s transaction volume and financial results could be adversely affected.

WebMD Envoy’s transaction volume and financial results could be adversely affected if payers and providers conduct EDI transactions without using a clearinghouse

      There can be no assurance that healthcare payers and providers will continue to use WebMD Envoy and other independent companies to transmit healthcare transactions. Some payers currently offer electronic data transmission services to healthcare providers that establish a direct link between the provider and payer, bypassing third-party EDI service providers such as WebMD Envoy. We cannot provide assurance that we will be able to maintain our existing links to payers and providers or develop new connections on satisfactory terms, if at all. The standardization of formats and data standards required by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, may facilitate additional use of direct EDI links, allowing transmission of transactions between a greater number of healthcare payers and providers without use of a clearinghouse. Any significant increase in the utilization of direct links between healthcare providers and payers could have a material adverse effect on WebMD Envoy’s transaction volume and financial results.

Loss of a small number of sponsors could have a material adverse effect on WebMD Health’s revenues

      A substantial portion of WebMD Health’s revenues come from a relatively small number of sponsors. We expect this to continue in the future. Thus, the loss of a small number of relationships with sponsors or a reduction of their purchases could have a material adverse effect on our Portal Services revenues. We may lose such relationships or experience a reduction in purchases if customers decide not to renew their commitments or renew at lower levels, which may occur if we fail to meet our customers’ expectations or needs or fail to keep up with our competition or for reasons outside our control, including changes in economic and regulatory conditions affecting the healthcare industry or changes specific to the businesses of particular customers. See “Risks Related to Providing Products and Services to the Healthcare Industry — Developments in the healthcare industry could adversely affect our business” and “Certain Considerations Relating to the Healthcare Industry” below.

Third parties may bring claims as a result of the activities of our strategic partners or resellers of our products and services

      We could be subject to claims by third parties, and to liability, as a result of the activities, products or services of our strategic partners or resellers of our products and services. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could harm our business.

Risks Related to the Development and Performance of Our Healthcare Information Services and Technology Solutions

Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones

      We must introduce new healthcare information services and technology solutions and improve the functionality of our existing products and services in a timely manner in order to retain existing customers and attract new ones. However, we may not be successful in responding to technological and regulatory developments and changing customer needs. The pace of change in the markets we serve is rapid, and there are frequent new product and service introductions by our competitors and by vendors whose products and services we use in providing our own products and services. If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. Technological changes may also result in the offering of competitive products and services at lower prices than we are charging for our products and services, which could result in our losing sales unless we lower the prices we charge. In addition, there can be no assurance that the products we develop or license will be able to compete with the alternatives available to our customers. For more information, see “Business — Healthcare Information Services and Technology Solutions — Competition for Our Healthcare Information Services and Technology Solutions” in our annual report on Form 10-K for the year ended December 31, 2002.

Developing and implementing new or updated products and services may take longer and cost more than expected

      We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate. Our development and implementation of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. If we are unable to develop new or updated products and services on a timely basis and implement them without significant disruptions to the existing systems and processes of our customers, we may lose potential sales and harm our relationships with current or potential customers.

      For example, we have been incurring, and expect to continue to incur, significant expenses relating to implementation of the HIPAA electronic transaction and code sets standards and our “all-payer” suite of services, including expenses for additional technical and customer service personnel.

•	Implementation of the HIPAA transaction standards requires us, among other things, to make significant changes to the software WebMD Envoy uses internally, to engage in testing with its customers and to implement additional quality assurance processes. If our reprogramming and testing are not completed on a timely basis, we could lose customers and revenues.

•	Implementation of our “all-payer” suite of transaction services requires us to expand our connectivity to support a broader set of transaction services to non-commercial payers in key markets as well as to improve the functional capability of our claims and accounts receivable management solutions. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during the implementation period, which could adversely affect our relationships with them.

The amount and timing of future expenses for the HIPAA and “all-payer” implementations are difficult to estimate and may exceed amounts we have budgeted or continue for longer than expected. For more information about HIPAA, please see “Certain Considerations Relating to the Healthcare Industry — Health Insurance Portability and Accountability Act of 1996” below and “Business — Healthcare Information Services and Technology Solutions — WebMD Envoy — HIPAA” in our annual report on Form 10-K for the year ended December 31, 2002. For a description of our “all-payer” suite of services, see “Business — Healthcare Information Services and Technology Solutions — WebMD Envoy — Value-Added Services” in our annual report on Form 10-K for the year ended December 31, 2002.

New or updated products and services will not become profitable unless they achieve sufficient levels of market acceptance

      There can be no assurance that healthcare providers and payers will accept from us new or updated products and services or products and services that result from integrating existing and/or acquired products and services. Providers and payers may choose to use similar products and services from our competitors if they are already using products and services of those competitors and have made extensive investments in hardware, software and training relating to those products and services. Even providers and payers who are already our customers may not purchase new or updated products or services, especially when they are initially offered. Providers and payers using our existing products and services may refuse to adopt new or updated products and services when they have made extensive investments in hardware, software and training relating to those existing products and services. In addition, there can be no assurance that any pricing strategy that we implement for any such products and services will be economically viable or acceptable to the target markets. Failure to achieve broad penetration in target markets with respect to new or updated products and services could have a material adverse effect on our business prospects.

      For example, we are working to transform WebMD Envoy from a commercial claims clearinghouse to a supplier of a full complement of reimbursement cycle management solutions, including outsourcing for pre- and post-adjudication services for payer customers, sending claims transactions and receiving electronic remittance advice transactions for our provider and vendor customers, and other value-added services. However, there can be no assurance that customers who use our services for sending and receiving claims will use our value-added services, that value-added services will attract additional customers or that such services will generate sufficient revenues to cover the costs of developing, marketing and providing those services.

Achieving market acceptance of new or updated products and services is likely to require significant efforts and expenditures

      Achieving market acceptance for new or updated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or updated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or updated products and services will justify amounts spent for their development, marketing and roll-out.

We could be subject to breach of warranty, product liability or other claims if our software products, information technology systems or transmission systems contain errors or experience failures

      Undetected errors in the software and systems we provide to customers or the software and systems we use to provide services could cause serious problems for our customers. For example, errors in our transaction processing systems can result in healthcare payers paying the wrong amount or making payments to the wrong payee. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under those agreements or initiate litigation or other dispute resolution procedures. We also provide products and services that assist in healthcare decision-making, including some that relate to patient medical histories and treatment plans. If these products malfunction or fail to provide accurate and timely information, we could be subject to product liability claims. In addition, we could face breach of warranty or other claims or additional development costs if our software and systems do not meet contractual performance standards, do not perform in accordance with their documentation, or do not meet the expectations that our customers have for them. Our software and systems are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in prior versions, current versions or future versions or enhancements. See also “During times when we are making significant changes to our products and services, there are increased risks of performance problems” below.

      We attempt to limit, by contract, our liability for damages arising from negligence, errors or mistakes. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions. However, it is possible that claims could exceed the amount of our applicable insurance coverage or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our products and services, including unrelated products and services.

Performance problems with WebMD Envoy’s systems or system failures could cause us to lose customers or cause customers to reduce the number of transactions we process for them

      We process payer and provider transactions and data at our facilities and at a data center in Tampa, Florida that is operated by an independent third party. We have contingency plans for emergencies with our systems; however, we have limited backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities or at the third-party facility could interrupt data processing or result in the loss of stored data, which could have a material adverse impact on our business.

      Our payer and provider customer satisfaction and our business could be harmed if WebMD Envoy experiences transmission delays or failures or loss of data in its systems. WebMD Envoy’s systems are complex and, despite testing and quality control, we cannot be certain that problems will not occur or that they will be detected and corrected promptly if they do occur. See also “During times when we are making significant changes to our products and services, there are increased risks of performance problems” below.

      During times when we are making significant changes to our products and services, there are increased risks of performance problems

      If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. See “Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones” above. The software and systems that we sell and that we use to provide services are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in any enhancements, updates and new versions that we market. Even if new products and services do not have performance problems, our technical and customer service personnel may have difficulties in installing them or in their efforts to provide any necessary training and support to customers.

      For example, we have had and may continue to have transmission or processing problems relating to implementation of the HIPAA electronic transaction and code sets standards and our “all-payer” suite of services. See “Developing and implementing new or updated products and services may take longer and cost more than expected” above. These problems include: transmission failures resulting from sending large batches of electronic transactions to non-commercial payers who have been accustomed to receiving transactions through a greater number of smaller batches; enrollment and other set-up errors resulting from the implementation of large numbers of customers simultaneously; and various other transmission, processing, interfacing and service problems resulting from the implementation of new software and new business processes.

If our systems or the Internet experience security breaches or are otherwise perceived to be insecure, our business could suffer

      A security breach could damage our reputation or result in liability. We retain and transmit confidential information, including patient health information, in our processing centers and other facilities. It is critical that these facilities and infrastructure remain secure and be perceived by the marketplace as secure. We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by breaches. Despite the implementation of security measures, this infrastructure or other systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or systems that they interface with, could reduce demand for our services.

      Performance problems with WebMD Envoy’s systems could affect our relationships with customers of our Practice Services business

      WebMD Envoy provides the transaction services, including the “all-payer” transaction services, used by the Medical Manager Network Services customers of our Practice Services business. As an increasing number of our WebMD Practice Services customers rely on us to provide our “all-payer” suite of transaction services, disruptions to those services could cause some of those customers to obtain some or all of their software support requirements from competitors of ours or could cause some customers to switch to a competing physician practice management or billing software solution.

WebMD Envoy’s ability to provide transaction services depends on services provided by telecommunications companies

      WebMD Envoy relies on a limited number of suppliers to provide some of the telecommunications services necessary for its transaction services. The telecommunications industry has been subject to significant changes as a result of changes in technology, regulation and the underlying economy. Recently, many telecommunications companies have experienced financial problems, and some have sought bankruptcy protection. Some of these companies have discontinued telecommunications services for which they had contractual obligations to WebMD Envoy. WebMD Envoy’s inability to source telecommunications services at reasonable prices due to a loss of competitive suppliers could affect its ability to maintain its margins until it is able to raise its prices to its customers and, if it is not able to raise its prices, could have a material adverse effect on its financial results.

Risks Related to Providing Products and Services to the Healthcare Industry

Developments in the healthcare industry could adversely affect our business

      Almost all of the revenues of WebMD Health, WebMD Envoy and WebMD Practice Services come from customers in various parts of the healthcare industry. In addition, a significant portion of Porex’s revenues come from products used in healthcare or related applications. Developments that result in a reduction of expenditures by customers or potential customers in the healthcare industry could have a material adverse effect on our business. General reductions in expenditures by healthcare industry participants could result from, among other things:

•	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services (for additional discussion of the potential effects of regulatory matters on our business and on participants in the healthcare industry, see the other “Risks Related to Providing Products and Services to the Healthcare Industry” described below in this section, “Certain Considerations Relating to the Healthcare Industry” below and Part II, Item 5 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003);

•	consolidation of healthcare industry participants;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical companies, medical device manufacturers or other healthcare industry participants.

      Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending on information technology and services or in some or all of the specific segments of that market we serve or are planning to serve. For example, use of our products and services could be affected by:

•	changes in the billing patterns of healthcare providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers; and

•	decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, including as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies.

In addition, expectations of our customers regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.

      The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot provide assurance that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

 Changes in government regulation or industry guidelines could adversely affect our continuing medical education offerings

      WebMD Health’s Medscape physician portal is a leading provider of online continuing medical education, or CME, to physicians and other healthcare professionals, offering a wide selection of free, regularly updated online CME activities. We receive funding from pharmaceutical and medical device companies for these CME programs. See “Business — Healthcare Information Services and Technology Solutions — WebMD Health — Medscape from WebMD — Continuing Medical Education (CME)” in our annual report on Form 10-K for the year ended December 31, 2002.

      Our CME activities are planned and implemented in accordance with the Essential Areas and Policies of the Accreditation Council for Continuing Medical Education, or ACCME, which oversees providers of CME credit. In August 2002, ACCME awarded Medscape a two-year provisional accreditation as a CME provider, allowing Medscape to certify online CME activities. Provision of CME is also subject to government regulation by the FDA and the Office of Inspector General, or OIG, of the United States Department of Health and Human Services, a federal agency responsible for interpreting certain federal laws relating to healthcare. Among the goals of regulation of CME is ensuring that funding of CME programs by pharmaceutical and medical device companies is not a means of providing improper remuneration to physicians or others in a position to generate business for those companies and does not result in improper influence or control of the content of CME programs by the sponsoring companies. See “Certain Considerations Relating to the Healthcare Industry — Regulation of Healthcare Relationships” and “— FDA and FTC Regulation of Advertising” below.

      Increased scrutiny by regulators of CME sponsorship by pharmaceutical or medical device companies, changes to existing regulation or ACCME guidelines or changes in internal compliance procedures of potential sponsors may require Medscape to make changes in the way it offers or provides CME programs, may slow sponsors’ internal approval processes for CME, and may reduce the volume of sponsored CME programs implemented by Medscape to levels that are lower than expected.

Government regulation of healthcare and healthcare information technology, including HIPAA, creates risks and challenges with respect to our compliance efforts and our business strategies

      General. The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operations of healthcare organizations. Federal and state legislatures and agencies periodically consider programs to reform or revise the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We are unable to predict future proposals with any certainty or to predict the effect they would have on our business. In addition, existing laws and regulations could create liability, cause us to incur additional costs or restrict our operations. Although we carefully review our practices with regulatory experts in an effort to ensure that we are in compliance with all applicable state and federal laws, these laws are complex and subject to interpretation by courts and other governmental authorities, who may take positions that are inconsistent with our practices.

      Risks Related to the HIPAA Transaction Standards. Under HIPAA, Congress mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain health information. The HIPAA transaction standards and code sets rule, which we refer to as the Transaction Standards, establishes format and data content standards for eight of the most common healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The effect of the Transaction Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Transaction Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes might be made in the future to the Transaction Standards or how those changes could affect our business.

•	Risks Relating to CMS Guidance and Implementation of our Contingency Plan. October 16, 2003 was the deadline for covered entities to comply with the Transaction Standards. Failure to comply with the Transaction Standards may subject covered entities, including our WebMD Envoy clearinghouse, to civil monetary penalties and possibly to criminal penalties. As discussed below in “Certain Considerations Relating to the Healthcare Industry — Health Insurance Portability and Accountability Act of 1996 — HIPAA Transactions Standards,” on July 24, 2003, the Centers for Medicare & Medicaid Services, or CMS, released its “Guidance on Compliance with HIPAA Transactions and Code Sets After the October 16, 2003 Implementation Deadline” (which we refer to as the CMS Guidance). In addition, on July 24, 2003, CMS officials participated in an “Open Door Forum” teleconference during which they provided additional clarification on planned enforcement practices. CMS has also urged the adoption of “contingency plans” to help prevent disruptions in the healthcare payment system. Under CMS’ contingency plan for Medicare, it will continue to accept claims in both HIPAA standard and legacy formats, with the legacy formats to be accepted for a period to be determined by CMS based upon a regular reassessment of the readiness of its electronic “trading partners.” In its announcement, the agency stated: “Implementing this contingency plan moves us toward the dual goals of achieving HIPAA compliance while not disrupting providers’ cash flow and operations, so that beneficiaries can continue to get the health care services they need.” In response, WebMD Envoy has announced a contingency plan, pursuant to which it will continue to process HIPAA standard transactions, and for a limited period of time, will also process legacy transactions as appropriate based on the needs of our business partners.

The CMS Guidance makes clear that CMS expects each party to every transaction to be accountable for compliance with the new standards as of October 16, 2003. However, the CMS Guidance provides for a flexible, complaint-driven enforcement strategy that will take into consideration good faith efforts to comply with the Transaction Standards. We believe that CMS’s enforcement approach to the Transaction Standards assisted in reducing disruptions in the flow of electronic transactions that otherwise could have occurred beginning on or before October 16, 2003. However, one short-term effect of CMS’s approach and related transition matters may be that, as a result of the extended period of testing and implementation, there could be fewer electronic transactions for us to process in late 2003 than would otherwise have been the case.

We cannot provide assurance regarding how CMS will regulate clearinghouses in general or WebMD Envoy in particular. In addition, even though major disruptions in the flow of electronic transactions may be less likely in light of CMS’s current approach to enforcement of the Transaction Standards, there have been isolated disruptions and we expect that there will continue to be some problems for a period of time. The costs to us of dealing with those problems are inherently difficult to estimate and may be more than we expect and/or continue for longer than anticipated. In addition, most of our trading partners are currently operating under their own contingency plans and, accordingly, we would expect that there will be further disruptions during the adjustment period that occur once CMS requires all applicable parties to perform in accordance with the Transaction Standards. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during that adjustment period, which could adversely affect our relationships with them.

•	Risks Relating to HIPAA Content. We are working with our trading partners to complete quality assurance and testing on our enhanced clearinghouse data services for transmitting additional data content provided for in the Transaction Standards. We do not plan to place these services into full production until both our systems and payers’ adjudication systems are capable of handling the production volume of transactions with the additional data content. As with any highly complex data transition involving significant modifications to submitter, clearinghouse and payer systems, we are experiencing some problems during this process. We seek to resolve all such problems when identified, but testing continues with numerous submitters and payers and no assurance can be given that we will identify all problems promptly or that we will not continue to experience problems that delay the full implementation of these enhanced data services. See also “Risks Related to the Development and Performance of Our Healthcare Information Services and Technology Solutions — Developing and implementing new or updated products and services may take longer and cost more than expected” and “— During times when we are making significant changes to our products and services, there are increased risks of performance problems” above.

From October 16, 2003 to the date of this prospectus, the vast majority of claims we have received from submitters used legacy formats and did not contain the additional data content provided for in the Transaction Standards. A small number of our submitters currently send some additional HIPAA data content that does not yet pass through our clearinghouse. In order to facilitate transmission of claims with the standard HIPAA format, our clearinghouse software uses edits, including the use of default data, in the transmission of claims from our clearinghouse and some data received by us is not transmitted by us. To date, our software, editing procedures and production criteria for additional HIPAA content have not had a material effect on our ability to process and transmit transactions.

•	Cost of Compliance and Related Risks. We have been incurring, and expect to continue to incur, significant expenses relating to implementation of the Transaction Standards. The implementation requires us, among other things, to make significant changes to the software WebMD Envoy uses internally, to engage in testing with its customers and to implement additional quality assurance processes. If our reprogramming and testing are not completed on a timely basis, we could lose customers and revenues. In addition, our ability to perform our transaction services in compliance with HIPAA and the cost to us of doing so will depend on, among other things, the status of the compliance efforts of our payer and provider customers and the extent of the need to adjust our systems and procedures in response to changes in their systems and procedures. We cannot control when or how payers, providers, practice management system vendors or other healthcare participants will comply with the Transaction Standards or predict how their compliance efforts will affect their relationships with us, including the volume of transactions for which they use our services. Our technological and strategic responses to the Transaction Standards may result in conflicts with, or other adverse changes in our relationships with, some healthcare industry participants, including some who are existing or potential customers for our products and services or existing or potential strategic partners.

•	Risks from Use of Direct Links. The standardization of formats and data standards required by HIPAA also creates risks for WebMD Envoy by potentially facilitating use of direct EDI links, allowing transmission of transactions between some healthcare payers and providers without use of a clearinghouse. Any significant increase in the utilization of direct links between healthcare providers and payers could have a material adverse effect on WebMD Envoy’s transaction volume and financial results.

      Risks Related to the HIPAA Privacy Standards. The HIPAA Standards for Privacy of Individually Identifiable Health Information rule, which we refer to as the Privacy Standards, establishes a set of basic national privacy standards and fair information practices for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. This rule became effective on April 14, 2001 and the compliance date for most entities was April 14, 2003. The Privacy Standards apply to the portions of our business that process healthcare transactions and provide technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. This rule provides for civil and criminal liability for its breach and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, to obtain individual authorizations for some activities, and to provide certain access rights to individuals. This rule may require us to incur significant costs to change our products and services, may restrict the manner in which we transmit and use the information, and may adversely affect our ability to generate revenue from the provision of de-identified information to third parties. The effect of the Privacy Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Privacy Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes to the Privacy Standards might be made in the future or how those changes could affect our business.

      Risks Relating to the HIPAA Unique Employer Identifier Standard. On May 31, 2002, the United States Department of Health and Human Services, or HHS, published the final rule regarding the HIPAA Unique Employer Identifier Standard. The Unique Employer Identifier Standard establishes a standard for identifying employers in healthcare transactions where information about the employer is transmitted electronically, as well as requirements concerning its use by covered entities. This rule requires the use of an employer identification number (EIN) as assigned by the IRS on all standard transactions that require an employer identifier to identify a person or entity as an employer. This standard applies to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Unique Employer Identifier Standard by July 30, 2004. The effect of the Unique Employer Identifier Standard on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Unique Employer Identifier Standard and its implementation or that we will be able to take advantage of any resulting opportunities.

      Risks Related to the HIPAA Security Standards. On February 20, 2003, HHS published the final HIPAA security standards rule, which we refer to as the Security Standards. The Security Standards establish detailed requirements for safeguarding patient information that is electronically transmitted or electronically stored. The Security Standards establish 42 implementation specifications, 20 of which are “required,” meaning they must be implemented as specified in the rule. Twenty-two are “addressable.” Complying with addressable implementation specifications requires a business to assess whether these specifications constitute a reasonable and appropriate safeguard for the particular business; if not, an alternative approach must be designed and implemented to achieve the particular standard. The Security Standards apply to the portions of our business that process healthcare transactions, that provide technical services to other participants in the healthcare industry, and that enable electronic communications of patient information among healthcare industry participants, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Security Standards by April 21, 2005. Some of the Security Standards are technical in nature, while others may be addressed through policies and procedures for using information systems. The Security Standards may require us to incur significant costs in evaluating our products and in establishing that our systems meet the 42 specifications. We are unable to predict what changes might be made to the Security Standards prior to the 2005 implementation deadline or how those changes might help or hinder our business. The effect of the Security Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Security Standards and their implementation or that we will be able to take advantage of any resulting opportunities.

      Risks Related to Regulation of Healthcare Relationships. A federal law commonly known as the Federal Healthcare Programs anti-kickback law and several similar state laws prohibit payments that are intended to induce healthcare providers either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws are broad and may apply to some of our activities or our relationships with our customers, advertisers or strategic partners. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, or are for items or services that were not provided as claimed. Since we provide transaction services to healthcare providers, we cannot provide assurance that the government will regard errors in transactions processed by us as inadvertent and not in violation of these laws. In addition, our transaction services include providing edits, using logic, mapping and defaults, to enhance the information submitted in claims in order to assist in claims processing. We believe that our editing practices are in compliance with industry practice and applicable laws; however, it is possible that a court or governmental agency might interpret these laws in a different manner, which could result in liability and adversely affect our business. In addition, changes in these laws could also require us to incur costs or restrict our business operations. Many anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial. Even an unsuccessful challenge by regulatory authorities of our practices could cause us adverse publicity and be costly for us to respond to.

      Risks Related to Regulation of Medical Devices. Certain of Porex’s products are medical devices regulated by the Food and Drug Administration, or the FDA, such as plastic and reconstructive surgical implants, intravenous administration sets, blood filters, and tissue expanders. These products are subject to comprehensive government regulation under the Food, Drug and Cosmetic Act and implementing regulations. In addition, the FDA regulates WebMD Practice Services DIMDX System as a medical image management device. If the FDA were to find that we have not complied with required procedures, it can bring a wide variety of enforcement actions that could result in severe civil and criminal sanctions. Porex is also subject to similar regulation in international markets, with similar risks. Future products that we wish to bring to market may require clearances or approvals from governmental authorities, which may be expensive, time-consuming and burdensome to obtain.

      For more information regarding healthcare regulation to which we are or may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

Risks Related to Our Web Sites and Our Use of the Internet

Government regulation of the Internet could adversely affect our business

      The Internet and its associated technologies are subject to government regulation. Our failure, or the failure of our business partners, to accurately anticipate the application of applicable laws and regulations, or any other failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other issues, including pricing, content, copyrights and patents, distribution, and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Government regulation of the Internet could limit the effectiveness of the Internet for the services that we are providing or developing or even prohibit particular services.

      For more information regarding government regulation of the Internet to which we are or may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

We face potential liability related to the privacy and security of personal information we collect on our Web sites

      Internet user privacy has become a controversial issue both in the United States and abroad. We have privacy policies posted on our consumer portal and our professional portal that we believe comply with applicable laws requiring notice to users about our information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way we operate our Web sites and could harm our business. Further, we can give no assurance that the statements on our portals, or our practices, will be found sufficient to protect us from liability or adverse publicity in this area.

      Some of our portal services may, through contractual relationships, be affected by the HIPAA Privacy Standards and Security Standards. See “Risks Related to Providing Products and Services to the Healthcare Industry — Government regulation of healthcare and healthcare information technology, including HIPAA, creates risks and challenges with respect to our compliance efforts and our business strategies” above.

      For more information regarding regulation of the collection, use and disclosure of personal information to which we may be subject, see “Certain Considerations Relating to the Healthcare Industry” below.

Our ability to maintain or increase our Portal Services sponsorship revenues will depend, in part, on our ability to retain or increase usage of our Portal Services by consumers and physicians

      WebMD Health generates revenues by, among other things, selling sponsorships of specific pages, sections or events on its online physician and consumer portals and related e-mailed newsletters. Our WebMD Health sponsors include pharmaceutical, biotech and medical device companies. While we currently attract a large audience of health-involved consumers and clinically active healthcare professionals to our online offerings, we cannot provide assurance that we will continue to do so. Users of our portals have numerous other online and offline sources of healthcare information services. If the traffic to our sites decreased significantly, our sponsorship revenues could be materially reduced.

Implementation of changes in hardware and software platforms used to deliver our Web sites may result in performance problems

      From time to time, we implement changes to the hardware and software platforms we use for creating and delivering our Web sites. During and after the implementation of those changes, a platform may not perform as expected, which could result in interruptions in the operation of our Web sites, an increase in response time of those sites or an inability to track performance metrics. Any significant interruption in our ability to operate our Web sites could have an adverse effect on our relationship with users and sponsors and, as a result, on our financial results.

Our Internet-based services rely on third-party service providers

      Our Web sites are designed to operate 24 hours a day, seven days a week, without interruption. To do so, we rely on communications and hosting services provided by third parties. We do not maintain redundant systems or facilities for some of these services. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures or crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.

      We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. In addition, our Web sites may, at times, be required to accommodate higher than usual volumes of traffic. At those times, our Web sites may experience slower response times or system failures. Any sustained or repeated interruptions or disruptions in these systems or increase in their response times could result in reduced usage of our Web sites and could damage our relationships with strategic partners, advertisers and sponsors. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions.

Our Internet-based services are dependent on the development and maintenance of the Internet infrastructure

      Our ability to deliver our Internet-based services is dependent on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased usage.

      The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage, as well as the availability of the Internet to us for delivery of our Internet-based services. In addition, our customers who utilize our Web-based services depend on Internet service providers, online service providers and other Web site operators for access to our Web site. All of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing users of and advertisers and sponsors on our Web site and, if sustained or repeated, could reduce the attractiveness of our services.

Third parties may challenge the enforceability of our online agreements

      The law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers and physicians that provide the terms and conditions for use of our portal services are unenforceable. A finding by a court that these agreements are invalid could harm our business and require costly changes to our portals.

Third parties may bring claims against us as a result of content provided on our Web site, which may be expensive and time consuming to defend

      We could be subject to third-party claims based on the nature and content of information supplied on our Web sites by us or third parties, including content providers, medical advisors or users. We could also be subject to liability for content that may be accessible through our Web sites or third-party Web sites linked from our Web sites or through content and information that may be posted by users in chat rooms, bulletin boards or on Web sites created by professionals using our Web site application. Even if these claims do not result in liability to us, investigating and defending against these claims could be expensive and time consuming and could divert management’s attention away from our operations.

Risks Related to Porex’s Business and Industry

Porex’s success depends upon demand for its products, which in some cases ultimately depends upon end-user demand for the products of its customers

      Demand for our Porex products may change materially as a result of economic or market conditions and other trends that affect the industries in which Porex participates. In addition, because a significant portion of our Porex products are components that are eventually integrated into or used with products manufactured by customers for resale to end-users, the demand for these product components is dependent on product development cycles and marketing efforts of these other manufacturers, as well as variations in their inventory levels, which are factors that we are unable to control. Accordingly, the amount of Porex’s sales to manufacturer customers can be difficult to predict and subject to wide quarter-to-quarter variances.

Porex’s success may depend upon satisfying rapidly changing customer requirements

      A significant portion of our Porex products are integrated into end products used in various industries, some of which are characterized by rapidly changing technology, evolving industry standards and practices and frequent new product introductions. Accordingly, Porex’s success depends to a substantial degree on our ability to develop and introduce in a timely manner products that meet changing customer requirements and to differentiate our offerings from those of our competitors. If we do not introduce new Porex products in a timely manner and make enhancements to existing products to meet the changing needs of our Porex customers, some of our products could become obsolete over time, in which case our customer relationships, revenue and operating results would be negatively impacted.

Potential new or enhanced Porex products may not achieve sufficient sales to be profitable or justify the cost of their development

      We cannot be certain, when we engage in Porex research and development activities, whether potential new products or product enhancements will be accepted by the customers for which they are intended. Achieving market acceptance for new or enhanced products may require substantial marketing efforts and expenditure of significant funds to create awareness and demand by potential customers. In addition, sales and marketing efforts with respect to these products may require the use of additional resources for training our existing Porex sales forces and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or enhanced products will justify amounts spent for their development and marketing. In addition, there can be no assurance that any pricing strategy that we implement for any new or enhanced Porex products will be economically viable or acceptable to the target markets.

Porex may not be able to source the raw materials it needs or may have to pay more for those raw materials

      Some of Porex’s products require high-grade plastic resins with specific properties as raw materials. While Porex has not experienced any material difficulty in obtaining adequate supplies of high-grade plastic resins that meet its requirements, it relies on a limited number of sources for some of these plastic resins. If Porex experiences a reduction or interruption in supply from these sources, it may not be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates, which could have a material adverse effect on its business and financial results.

Disruptions in Porex’s manufacturing operations could have a material adverse effect on its business and financial results

      Any significant disruption in Porex’s manufacturing operations, including as a result of fire, power interruptions, equipment malfunctions, labor disputes, material shortages, earthquakes, floods, computer viruses, sabotage, terrorist acts or other force majeure, could have a material adverse effect on Porex’s ability to deliver products to customers and, accordingly, its financial results.

The nature of Porex’s products exposes it to product liability claims that may not be adequately covered by indemnity agreements or insurance

      The products sold by Porex, whether sold directly to end-users or sold to other manufacturers for inclusion in the products that they sell, expose it to potential risk of product liability claims, particularly with respect to Porex’s life sciences, clinical, surgical and medical products. Some of Porex’s products are designed to be permanently implanted in the human body. Design defects and manufacturing defects with respect to such products sold by Porex or failures that occur with the products of Porex’s manufacturer customers that contain components made by Porex could result in product liability claims and/or a recall of one or more of Porex’s products. Porex also manufactures products that are used in the processing of blood for medical procedures and the delivery of medication to patients. Porex believes that it carries adequate insurance coverage against product liability claims and other risks. We cannot assure you, however, that claims in excess of Porex’s insurance coverage will not arise. In addition, Porex’s insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past, we cannot assure you that Porex will continue to be able to obtain adequate insurance coverage at an acceptable cost.

      In most instances, Porex enters into indemnity agreements with its manufacturing customers. These indemnity agreements generally provide that these customers would indemnify Porex from liabilities that may arise from the sale of their products that incorporate Porex components to, or the use of such products by, end-users. While Porex generally seeks contractual indemnification from its customers, any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If Porex does not have adequate contractual indemnification available, product liability claims, to the extent not covered by insurance, could have a material adverse effect on its business, operating results and financial condition.

      Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of mammary implants distributed by Porex in the United States. For a description of these actions, see the information under “Legal Proceedings — Porex Mammary Implant Litigation” in our annual report on Form 10-K for the year ended December 31, 2002.

Economic, political and other risks associated with Porex’s international sales and geographically diverse operations could adversely affect Porex’s operations and results

      Since Porex sells its products worldwide, its business is subject to risks associated with doing business internationally. In addition, Porex has manufacturing facilities in the United Kingdom, Germany and Malaysia. Accordingly, Porex’s operations and financial results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulties in managing international and geographically diverse operations;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.

Environmental regulation could adversely affect Porex’s business

      Porex is subject to foreign and domestic environmental laws and regulations and is subject to scheduled and random checks by environmental authorities. Porex’s business involves the handling, storage and disposal of materials that are classified as hazardous. Although Porex’s safety procedures for handling, storage and disposal of these materials are designed to comply with the standards prescribed by applicable laws and regulations, Porex may be held liable for any environmental damages that result from Porex’s operations. Porex may be required to pay fines, remediation costs and damages, which could have a material adverse effect on its results of operations.

Risks Applicable to Our Entire Company

The ongoing investigation by the United States Attorney for the District of South Carolina could negatively impact our company and divert management attention from our business operations

      The United States Attorney for the District of South Carolina is conducting an investigation of our company. As more fully described in Part II, Item 1 of our quarterly report on Form 10-Q for the quarter ended September 30, 2003, based on the information available to WebMD as of the date of this prospectus, we believe that the investigation relates principally to issues of financial reporting for Medical Manager Corporation, a predecessor of WebMD (by its merger into WebMD in September 2000), and our Medical Manager Health Systems subsidiary; however, we cannot be sure of the investigation’s exact scope or how long it may continue. Adverse developments in connection with the investigation, if any, including as a result of matters that the authorities or WebMD may discover, could have a negative impact on our company, on how it is perceived by investors and potential investors and customers and potential customers and on the market prices of the notes and our common stock. In addition, the management effort and attention required to respond to the investigation and any such developments could have a negative impact on our business operations.

      WebMD intends to continue to fully cooperate with the authorities in this matter. While we are not able to estimate, at this time, the amount of the expenses that we will incur in connection with the investigation, we expect that they may be significant.

We face significant competition for our products and services

      The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form. For more information about the competition we face, see “Business — Healthcare Information Services and Technology Solutions — Competition for Our Healthcare Information Services and Technology Solutions” and “Business — Porex — Competition” in our annual report on Form 10-K for the year ended December 31, 2002.

The performance of our businesses depends on attracting and retaining qualified executives and employees

      Our performance depends on attracting and retaining key personnel, including executives, product managers, software developers and other technical personnel and sales and marketing personnel. Failure to do so could have a material adverse effect on the performance of our business and the results of our operations.

We may not be successful in protecting our intellectual property and proprietary rights

      Our intellectual property is important to all of our businesses. We rely on a combination of trade secret, patent and other intellectual property laws and confidentiality procedures and non-disclosure contractual provisions to protect our intellectual property. We believe that our non-patented proprietary technologies and business and manufacturing processes are protected under trade secret, contractual and other intellectual property rights. However, those rights do not afford the statutory exclusivity provided by patented processes. In addition, the steps that we take to protect our intellectual property, proprietary information and trade secrets may prove to be inadequate and, whether or not adequate, may be expensive.

      There can be no assurance that we will be able to detect potential or actual misappropriation or infringement of our intellectual property, proprietary information or trade secrets. Even if we detect misappropriation or infringement by a third party, there can be no assurance that we will be able to enforce our rights at a reasonable cost, or at all. In addition, our rights to intellectual property, proprietary information and trade secrets may not prevent independent third-party development and commercialization of competing products or services.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products or services

      We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

We have incurred and may continue to incur losses

      We began operations in January 1996 and have incurred net losses from operations in each year since our inception and, as of September 30, 2003, we had an accumulated deficit of approximately $10.2 billion. Although we generated net income, determined in accordance with generally accepted accounting principles, in the quarters ended September 30, 2003 and 2002, we incurred a net loss for the year ended

December 31, 2002 and the nine-month period ended September 30, 2003. We currently intend to continue to invest in infrastructure development, applications development, sales and marketing, and acquisitions, and whether we continue to incur losses in a particular period will depend on, among other things, the amount of such investments and whether those investments lead to increased revenues.

We may be subject to litigation

      Our business and operations may subject us to claims, litigation and other proceedings brought by private parties and governmental authorities. For information regarding certain proceedings to which we are currently a party, see “Legal Proceedings” in our annual report on Form 10-K for the year ended December 31, 2002 and in Part II, Item 1 of our quarterly report on Form 10-Q for the quarter ended September 30, 2003.

Business combinations and other transactions may be difficult to complete and, if completed, may have negative consequences for our business and our securityholders

      We intend to seek to acquire or to engage in business combinations with companies engaged in complementary businesses. In addition, we may enter into joint ventures, strategic alliances or similar arrangements with third parties. These transactions may result in changes in the nature and scope of our operations and changes in our financial condition. Our success in completing these types of transactions will depend on, among other things, our ability to locate suitable candidates and negotiate mutually acceptable terms with them, as well as the availability of financing. Significant competition for these opportunities exists, which may increase the cost of and decrease the opportunities for these types of transactions. Financing for these transactions may come from several sources, including:

•	cash and cash equivalents on hand and marketable securities,

•	proceeds from the incurrence of indebtedness, and

•	proceeds from the issuance of additional common stock, preferred stock, convertible debt or other securities.

Our issuance of additional securities could:

•	cause substantial dilution of the percentage ownership of our stockholders at the time of the issuance,

•	cause substantial dilution of our earnings per share, and

•	adversely affect the prevailing market price for our outstanding securities.

We do not intend to seek securityholder approval for any such acquisition or security issuance unless required by applicable law or regulation or the terms of existing securities.

Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to assess the risks in particular transactions

      We have in the past acquired, and may in the future acquire, businesses, technologies, services, product lines and other assets. The successful integration of the acquired businesses and assets into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	our ability to maintain relationships with the customers of the acquired business;

•	our ability to cross-sell products and services to customers with which we have established relationships and those with which the acquired businesses have established relationships;

•	our ability to retain or replace key personnel;

•	potential conflicts in payer, provider, strategic partner, sponsor or advertising relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory requirements.

      We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have a material adverse effect on our business, financial condition and results of operations.

      Although our management attempts to evaluate the risks inherent in each transaction and to value acquisition candidates appropriately, we cannot assure you that we will properly ascertain all such risks or that acquired businesses and assets will perform as we expect or enhance the value of our company as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, we are able to obtain from the sellers.

We may not be able to raise additional funds when needed for our business or to exploit opportunities

      Our future liquidity and capital requirements will depend upon numerous factors, including the success of the integration of our businesses, our existing and new applications and service offerings, competing technologies and market developments, potential future acquisitions and additional repurchases of our common stock. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

Risks Related to the Notes

The notes are subordinated to our senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries

      The notes rank junior in right of payment to all of our existing and future senior indebtedness, and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed. The notes rank equal in right of payment to our outstanding 1.75% convertible subordinated notes due June 15, 2023, $350 million principal amount of which are outstanding as of November 19, 2003. As of September 30, 2003, we and our subsidiaries had approximately $410 million of consolidated obligations effectively ranking senior to the notes. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. A significant amount of our operations are conducted through subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes are structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of Notes — Subordination of Notes.”

We and our subsidiaries may still be able to incur substantially more debt that could increase our leverage and the risk to you of holding the notes

      We and our subsidiaries may be able to incur substantial additional debt in the future. Some or all of any future borrowings could be senior to the notes. If new debt in addition to the notes offered hereby is added to our and our subsidiaries’ current debt levels, the risks to you of holding the notes may increase. On June 25, 2003 and July 7, 2003, we issued $300 million and $50 million, respectively, of 1.75%

convertible subordinated notes due 2023, which rank equal in right of payment to the 3 1/4 convertible subordinated notes.

We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture

      If we undergo a change in control (as defined in the indenture), each holder of the notes may require us to repurchase all or a portion of the holder’s notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities if a change in control occurs. In addition, the terms of any agreements related to borrowing which we may enter from time to time may prohibit or limit or make our repurchase of notes in the event of an event of default under those agreements. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture governing the notes. See “Description of Notes — Holders May Require Us to Purchase Their Notes Upon a Change in Control” below.

A number of internal and external factors may cause the market price of our common stock to be volatile

      The market price of our common stock may be volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, without limitation:

•	current events affecting the political, economic and social situation in the United States;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	the operating and stock price performance of other companies that investors may deem comparable; and

•	purchases or sales of blocks of our common stock.

      Part of this volatility, however, may be attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the market price of our common stock and the notes regardless of our operating performance. The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time

      There is no established public trading market for the notes. The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of their notes or the shares of common stock issuable upon conversion of the notes.

FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. In addition to the risk factors described in this prospectus under “Risk Factors,” or incorporated in this prospectus by reference, the following important risks and uncertainties could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

•	the failure to achieve sufficient levels of customer utilization and market acceptance of new or updated services;

•	the inability to successfully deploy new or updated applications;

•	difficulties in forming and maintaining mutually beneficial relationships with customers and strategic partners, some of whom are also competitors;

•	difficulties in integrating acquired companies, businesses and technologies;

•	the inability to attract and retain qualified personnel; and

•	general economic, business or regulatory conditions affecting the healthcare, information technology, Internet and plastic industries being less favorable than expected.

      These factors and the risk factors described in this prospectus or incorporated by reference in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

CERTAIN CONSIDERATIONS RELATING TO THE HEALTHCARE INDUSTRY

      Participants in the healthcare industry are subject to extensive and frequently changing regulation at the federal, state and local levels. The Internet and its associated technologies also are subject to government regulation. The following discussion summarizes the material healthcare regulatory considerations applicable to our business.

Health Insurance Portability and Accountability Act of 1996

      General. Under HIPAA, Congress mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain health information. Five of these rules were published in proposed form in 1998 and 1999, with four of the five subsequently published in final form. The four rules published in final form are the Standards for Electronic Transactions, published August 17, 2000, the Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000, the Standard Unique Employer Identifier, published May 31, 2002 and the Health Insurance Reform: Security Standard, published February 20, 2003. These rules took effect on October 16, 2000, April 14, 2001, July 30, 2002 and April 21, 2003, respectively, with compliance by healthcare providers, healthcare clearinghouses and large health plans required under the rules two years following the respective effective dates. Small health plans are given an additional year to comply. On December 27, 2001, President Bush signed into law H.R. 3323, the Administrative Simplification Compliance Act (now known as Public Law 107-105). This law provides for a one-year extension, to October 16, 2003, of the date for complying with the HIPAA Transaction Standards for any covered entity that submitted to the Secretary of the United States Department of Health and Human Services, or HHS, a plan of how the entity would come into compliance with the requirements by that deadline.

      HIPAA Transaction Standards. The Transaction Standards establish format and data content standards for eight of the most common healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The intent of the Transaction Standards was to promulgate new standards, under which any party transmitting or receiving any of these eight healthcare transactions electronically would send and receive data in a single format, rather than the large number of different data formats currently used. The Transaction Standards are applicable to that portion of our business involving the processing of healthcare transactions among physicians, payers, patients and other healthcare industry participants, including WebMD Envoy and Medical Manager Network Services. We are committed to facilitating our customers’ compliance with the Transaction Standards and are building the necessary infrastructure to accommodate HIPAA-standard transactions.

      October 16, 2003 was the deadline for covered entities to comply with the Transaction Standards. Failure to comply with the Transaction Standards may subject covered entities, including our WebMD Envoy clearinghouse, to civil monetary penalties and possibly to criminal penalties. However, the ability of each covered entity to comply is dependent on compliance efforts by numerous other covered entities. The Centers for Medicare & Medicaid Services, or CMS, is responsible for enforcing the Transaction Standards. On July 24, 2003, in response to concerns communicated to CMS regarding the readiness of a significant portion of the covered entities for the October 16 deadline and the consequences to the healthcare industry if significant claim processing problems occur at that time, CMS released its “Guidance on Compliance with HIPAA Transactions and Code Sets After the October 16, 2003 Implementation Deadline” (which we refer to as the CMS Guidance). In addition, on July 24, 2003, CMS officials participated in an “Open Door Forum” teleconference during which they provided additional clarification on planned enforcement practices. CMS has also urged the adoption of “contingency plans” to help prevent disruptions in the healthcare payment system. Under CMS’s contingency plan for Medicare, it will continue to accept claims in both HIPAA standard and legacy formats, with the legacy formats to be accepted for a period to be determined by CMS based upon a regular reassessment of the readiness of its electronic “trading partners.” In its announcement, the agency stated: “Implementing this contingency plan moves us toward the dual goals of achieving HIPAA compliance while not disrupting providers’ cash flow and operation, so that beneficiaries can continue to get the health care services they need.” In response, WebMD Envoy has announced a contingency plan, pursuant to which it will continue to process HIPAA standard transactions and, for a limited period of time, will also process legacy transactions as appropriate based on the needs of our business partners.

      The CMS Guidance makes clear that CMS expects each party to every transaction to be accountable for compliance with the new standards as of October 16, 2003. However, the CMS Guidance provides for a flexible, complaint-driven enforcement strategy. CMS indicated that it will respond to complaints regarding non-compliant transactions submitted to it in writing and that, upon receipt of a complaint, CMS will notify the entity that a complaint has been filed and provide an opportunity for the entity to demonstrate compliance or to document its good faith effort to comply with the standards. In evaluating good faith efforts, CMS stated that it will consider not only the entity’s efforts on behalf of itself, but its efforts — through outreach and testing — to ensure that its trading partners are also in compliance. CMS also noted that its expectations regarding compliance efforts will vary with the size and type of covered entity. We understand that CMS expects that larger organizations will have more sophisticated compliance efforts and outreach to their smaller trading partners.

      We believe that the CMS enforcement approach may assist in reducing disruptions in the flow of electronic transactions that otherwise could have occurred beginning on or before October 16, 2003 and that a smoother transition benefits our company and the entire healthcare industry. However, one short-term effect of the CMS enforcement approach and related transition matters may be that, as a result of the extended period of testing and implementation, there could be fewer electronic transactions for us to process in late 2003 than would otherwise have been the case.

      We continue to work with payers, providers, practice management system vendors and other healthcare participants to ready their and our systems for the new Transaction Standards. Transaction clearinghouses can provide a great deal of support for the healthcare industry in addressing the requirements of the Transaction Standards and in overcoming other connectivity challenges that HIPAA does not eliminate. Healthcare payers and providers who are unable to exchange data in the required standard formats can achieve Transaction Standards compliance by contracting with a clearinghouse, like WebMD Envoy, to translate between standard and non-standard formats. As a result, use of a clearinghouse allows numerous providers and payers to move to the Transaction Standards independently and at different times, reducing transition costs and risks. As various healthcare entities are in different stages of migration during transition, WebMD Envoy is working to translate claim information from non-standard to standard formats and vice versa. In addition, the Transaction Standards require healthcare providers to collect and supply more information than they have in the past in order to submit a healthcare claim. From October 16, 2003 to the date of this prospectus, the vast majority of claims we have received from submitters used legacy formats and did not contain the additional data content provided for in the Transaction Standards. Some providers who can submit claims in the HIPAA standard formats cannot yet collect all of the data payers may require to process the claim. In order to assist in claims processing, our clearinghouse software edits the information submitted in a claim using logic, mapping and defaults. A small number of our submitters currently send some additional HIPAA data content that does not yet pass through our clearinghouse.

      We cannot provide assurance regarding how CMS will regulate clearinghouses in general or WebMD Envoy in particular. In addition, even though major disruptions in the flow of electronic transactions may be less likely in light of CMS’s current approach to enforcement of the Transaction Standards, there have been isolated disruptions and we expect there will continue to be some problems for a period of time. For example, we are working with our trading partners to complete quality assurance and testing on our enhanced clearinghouse data services for transmitting additional HIPAA data content. We do not plan to place these services into full production until both our systems and payers’ adjudication systems are capable of handling the production volume of transactions with the additional data content. As with any highly complex data transition involving significant modifications to submitter, clearinghouse and payer systems, we are experiencing some problems during this process. We seek to resolve all such problems when identified, but testing continues with numerous submitters and payers and no assurance can be given that we will identify all problems promptly or that we will not continue to experience problems that delay the full implementation of these enhanced data services. The costs to us of dealing with those problems are inherently difficult to estimate and may be more than we expect and/or continue for longer than anticipated. In addition, most of our trading partners are currently operating under their own contingency plans and accordingly, we would expect that there will be further disruptions during the adjustment period that occurs once CMS requires all applicable parties to perform in accordance with the Transaction Standards. We may not have enough technicians, programmers and customer service personnel to meet the demands placed on those functions by our customers and partners during the adjustment period, which could adversely affect our relationships with them.

      HIPAA Privacy Standards. The HIPAA Privacy Standards establish a set of basic national privacy standards and fair information practices for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. This rule became effective on April 14, 2001 and the compliance date for most entities was April 14, 2003. The Privacy Standards apply to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. This rule provides for civil and criminal liability for its breach and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, to obtain individual authorizations for some activities, and to provide certain access rights to individuals. This rule may require us to incur significant costs to change our products and services, may restrict the manner in which we transmit and use the information, and may adversely affect our ability to generate revenue from the provision of de-identified information to third parties. The effect of the HIPAA Privacy Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Privacy Standards and their implementation or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes to the Privacy Standards might be made in the future or how those changes could affect our business.

      HIPAA Unique Employer Identifier Standard. On May 31, 2002, HHS published the final rule regarding the HIPAA Unique Employer Identifier Standard. The Unique Employer Identifier Standard establishes a standard for identifying employers in healthcare transactions where information about the employer is transmitted electronically, as well as requirements concerning its use by covered entities. This rule requires the use of an employer identification number (EIN) as assigned by the IRS on all standard transactions that require an employer identifier to identify a person or entity as an employer. This standard applies to the portions of our business that process healthcare transactions or provide certain technical services to other participants in the healthcare industry, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Unique Employer Identifier Standard by July 30, 2004. The effect of the Unique Employer Identifier Standard on our business is difficult to predict and there can be no assurance that we will adequately address the risks created by the Unique Employer Identifier Standard and its implementation or that we will be able to take advantage of any resulting opportunities.

      HIPAA Security Standards. On February 20, 2003, the HHS published the final HIPAA Security Standards. The Security Standards establish detailed requirements for safeguarding patient information that is electronically transmitted or electronically stored. The rule establishes 42 implementation specifications, 20 of which are “required,” meaning they must be implemented as specified in the rule. Twenty-two are “addressable.” Complying with addressable implementation specifications requires a business to assess whether they constitute a reasonable and appropriate safeguard for the particular business; if not, an alternative approach must be designed and implemented to achieve the particular standard. The Security Standards apply to the portions of our business that process healthcare transactions, that provide certain technical services to other participants in the healthcare industry, or that enable electronic communications of patient information among healthcare industry participants, and certain of our portal services may be affected through contractual relationships. Most participants in the healthcare industry must be in compliance with the Security Standards by April 21, 2005. Some of the Security

Standards are technical in nature, while others may be addressed through policies and procedures for using information systems. The Security Standards may require us to incur significant costs in evaluating our products and in establishing that our systems meet the 42 specifications. We are unable to predict what changes might be made to the Security Standards prior to the 2005 implementation deadline or how those changes might help or hinder our business. The effect of the Security Standards on our business is difficult to predict and there can be no assurances that we will adequately address the risks created by the Security Standards and their implementation or that we will be able to take advantage of any resulting opportunities.

Other Restrictions Regarding Confidentiality and Privacy of Patient Information

      Numerous state and federal laws other than HIPAA govern the collection, dissemination, use, access to and confidentiality of patient health information. Many states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. These state laws are not in most cases preempted by the HIPAA privacy standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers and strategic partners. Definitions in the various state and federal laws concerning what constitutes individually identifiable data sometimes differ and sometimes are not provided, creating further complexity. In addition, determining whether data has been sufficiently de-identified may require complex factual and statistical analyses. The HIPAA privacy standards rule contains a restrictive definition of de-identified information, which is information that is not individually identifiable, that could create a new standard of care for the industry. These other privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit patient information and could increase our cost of doing business. In addition, parties may also have contractual rights that provide additional limits on our collection, dissemination, use, access to and confidentiality of patient health information. Claims of privacy rights or contractual breaches, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Other Regulation of Transaction Services

      Other state and federal statutes and regulations governing transmission of healthcare information may affect our operations. For example, Medicaid rules require some processing services and eligibility verification to be maintained as separate and distinct operations. We carefully review our practices with regulatory experts in an effort to ensure that we are in compliance with all applicable state and federal laws. These laws, though, are complex and changing, and the courts and other governmental authorities may take positions that are inconsistent with our practices.

International Data Regulation

      Other countries also have, or are developing, their own laws governing the collection, use, storage and dissemination of personal information or patient data. These laws could create liability for us, impose additional operational requirements or restrictions on our business, affect the manner in which we use or transmit data and increase our cost of doing business.

Consumer Protection Regulation

      The Federal Trade Commission, or FTC, and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of Web site content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities. We believe that we are in compliance with these consumer protection standards, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. New interpretations of these standards could also require us to incur additional costs and restrict our business operations.

      In addition, several foreign governments have regulations dealing with the collection and use of personal information obtained from their citizens. Those governments may attempt to apply such laws extra-territorially or through treaties or other arrangements with U.S. governmental entities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to accurately anticipate the application or interpretation of these laws could create liability for us, result in adverse publicity and negatively affect our businesses.

Regulation of Healthcare Relationships

      Anti-kickback Laws. There are federal and state laws that govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal healthcare programs anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In 2002, the Office of the Inspector General, or OIG, of HHS, the federal government agency responsible for interpreting the federal anti-kickback law, issued an advisory opinion that concluded that the sale of advertising and sponsorships to healthcare providers and vendors by Web-based information services, such as us, implicates the federal anti-kickback law. However, the advisory opinion suggests that enforcement action will not result if the fees paid represent fair market value for the advertising/sponsorship arrangements, the fees do not vary based on the volume or value of business generated from the advertising and the advertising/sponsorship relationships are clearly identified as such to users. We carefully review our practices with regulatory experts in an effort to ensure that we comply with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied, particularly to new services. Penalties for violating the federal anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business. Even an unsuccessful challenge by regulatory authorities of our practices could cause us adverse publicity and be costly for us to respond to.

      False Claims Laws. We currently provide transaction services to healthcare providers and, therefore, may be subject to state and federal laws that govern the submission of claims for medical expense reimbursement. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented a claim for payment from Medicare, Medicaid or other third party payers that is false or fraudulent, or is for an item or service that was not provided as claimed. These laws also provide civil and criminal penalties for noncompliance, and can be enforced by individuals through qui tam actions. We have designed our current transaction services and will design any future services to place the responsibility for compliance with these laws on provider customers. However, we cannot guarantee that state and federal agencies will regard billing errors processed by us as inadvertent and not in violation of these laws. In addition, changes in current healthcare financing and reimbursement systems could cause us to make unplanned modifications of products or services, or result in delays or cancellations of orders or in the revocation of endorsement of our products and services by healthcare participants.

Regulation of Medical Devices

      Overview. We manufacture and market medical devices subject to extensive regulation by the Food and Drug Administration, or FDA, under the Federal Food, Drug, and Cosmetic Act, or the FDC Act. The FDA’s regulations govern, among other things, product development, testing, manufacturing, labeling, storage, pre-market clearance, pre-market approval (referred to as PMA approval), advertising and promotion, and sales and distribution. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines, injunctions, and civil penalties; recall or seizure of our products; issuance of public notices or warnings; operating restrictions, partial suspension or total shutdown of production; refusal of our requests for 510(k) clearance or PMA approval of new products, withdrawal of 510(k) clearance or PMA approvals already granted, and criminal prosecution.

      Access to U.S. Market. Each medical device that we wish to commercially distribute in the U.S. will likely require either 510(k) clearance or PMA approval from the FDA prior to commercial distribution, unless exempt. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a pre-market notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or to a “preamendment” class III device (in commercial distribution before May 28, 1976) for which PMA applications have not been called, are placed in Class III requiring PMA approval.

•	510(k) Clearance Process. To obtain 510(k) clearance, we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a “predicate device” — either a previously 510(k) cleared device or a preamendment device for which the FDA has not called for PMA applications. The FDA’s 510(k) clearance process usually takes from four to 12 months, but it can last longer. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could even require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with it, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

•	PMA Approval Process. If the FDA denies 510(k) clearance for a product, the product is placed in class III and must follow the PMA approval process, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will inspect the manufacturer’s facilities for compliance with the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. The PMA approval pathway is costly, lengthy and uncertain. It generally takes from one to three years or longer. After approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process.

•	Clinical Studies. A clinical study is generally required to support a PMA application and is sometimes required for a 510(k) pre-market notification. For “significant risk” devices, such studies generally require submission of an application for an Investigational Device Exemption, or IDE. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients. Clinical studies may begin once the IDE application is approved by the FDA and the appropriate institutional review boards at the study sites. For “nonsignificant risk” devices, one or more institutional review boards must review the study, but submission of an IDE to the FDA for advance approval is not required. Both types of studies are subject to record keeping, reporting and other IDE regulation requirements.

      Post-market Regulation. After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include the Quality System Regulation, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

      Products. Certain of Porex’s products are FDA-regulated medical devices, such as plastic and reconstructive surgical implants, intravenous administration sets, blood filters, and tissue expanders. In addition, the FDA regulates WebMD Practice Services’ DIMDX System as a medical image management device. It received 510(k) clearance on August 25, 2000. Subsequently, we have made modifications to certain of Porex’s products and to the DIMDX System that we believe do not require new 510(k) clearance. If the FDA disagrees with our decisions, it can retroactively require new 510(k) clearance or PMA approval. The FDA also can require us to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. Because Porex’s medical devices and the DIMDX System are in commercial distribution, we are subject to inspection and market surveillance by the FDA to determine compliance with all regulatory requirements. Compliance with these requirements can be costly and time-consuming. Our failure to comply could subject us to FDA enforcement action and sanctions.

      The FDA has a long-standing draft software policy exempting computer software products from active regulation as medical devices if they are decision support systems intended to involve competent human intervention before any impact on human health occurs (in other words, where clinical judgment and experience can be used to check, interpret and potentially challenge a system’s output). Except for the cleared DIMDX System, we believe that, under the draft software policy, the Intergy and The Medical Manager practice management systems are subject to limited FDA regulation and do not require 510(k) clearance or PMA approval. Medical Manager Health Systems has created an interface between the Intergy and The Medical Manager practice management systems and the image device. We are marketing the interface and the image device as the DIMDX System. We believe that the sale of our practice management systems with the DIMDX System does not require a new 510(k) clearance or PMA approval. Our ULTIA handheld solution permits access to the Intergy and The Medical Manager practice management systems and makes it available in a wireless handheld format, including allowing access to the medical images stored in the DIMDX System. Because any displayed medical images are not intended for diagnostic use, we believe that ULTIA’s ability to access such medical images does not subject it to a 510(k) clearance or PMA approval requirement. We cannot assure you, however, that the FDA would agree with any of these conclusions. If the FDA does not agree, we may be required to obtain 510(k) clearance or PMA approval for these products and may be required to cease marketing and/or recall such products until 510(k) clearance or PMA approval is obtained.

      The FDA’s draft software policy has been under review for several years. A risk exists that the Intergy or The Medical Manager practice management system or other of our software or hardware components could in the future become subject to some or all of the medical device regulation requirements. In addition, the FDA may take the position that other products and services we offer, such as ULTIA, are subject to FDA regulation. We also may expand our services in the future to areas that subject us to FDA regulation. Except with respect to Medical Manager Health Systems and Porex, we have no experience in complying with FDA regulations. We believe that complying with FDA regulations is time consuming, burdensome and expensive and could delay our introduction of new applications or services.

FDA and FTC Regulation of Advertising

      The FDC Act requires that prescription drugs (including biological products) be approved for a specific medical indication by the FDA prior to their marketing in interstate commerce. It is a violation of the Act and of FDA regulations to market, advertise or otherwise commercialize such products prior to approval. The FDA does allow for preapproval exchange of scientific information, provided it is nonpromotional in nature and does not draw conclusions regarding the ultimate safety or effectiveness of the unapproved drug. Upon approval, the FDA’s regulatory authority extends to the labeling and advertising of prescription drugs offered in interstate commerce. Such products may only be promoted and advertised for their approved indications. In addition, the labeling and advertising can be neither false nor misleading, and must present all material information in a balanced manner. Labeling and advertising that violate these legal standards are subject to FDA enforcement action.

      Activities and information provided in the context of a medical or scientific educational program, often referred to as continuing medical education or “CME,” usually are treated as nonpromotional and fall outside the FDA’s jurisdiction. The FDA does however evaluate such CME activities to determine whether they are independent of the drug product’s sponsor. In order to determine whether a company’s activities are sufficiently independent, the FDA looks at a number of factors related to the planning, content, speakers and audience selection of such activities. To the extent that the FDA concludes that such activities are not independent from a manufacturer, such content must fully comply with the FDA’s requirements.

      There are several administrative, civil and criminal sanctions available to the FDA for violations of the FDC Act or FDA regulations as they relate to labeling and advertising. Administrative sanctions may include a written request that violative advertising or promotion cease and/or that corrective action be taken, such as requiring a company to provide to healthcare providers and/or consumers information to correct misinformation previously conveyed. In addition, the FDA may use publicity, such as press releases, to warn the public about false and misleading information concerning a drug product. More serious civil sanctions include seizures, as well as injunctions and their resulting consent decrees. Such measures could prevent a company from introducing or maintaining its product in the marketplace. Criminal penalties for severe violations can result in a prison term and/or substantial fines.

      The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical or medical device companies. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising, as well as general product or service advertising. Generally, based on FDA requirements, regulated companies must limit their advertising and promotional materials to discussions of FDA-approved claims. In limited circumstances, regulated companies may disseminate non-promotional scientific information regarding products or claims not yet approved by the FDA. Any information that promotes the use of pharmaceutical products or medical devices that is put on our Web site is subject to the full array of the FDA and FTC requirements and enforcement actions and any information regarding other products and services is subject to FTC requirements. Areas of our Web site that we believe would be the primary focus of the FDA and FTC include banner advertisements, sponsorship links, and any educational programs that discuss use of an FDA-regulated product or that lack editorial independence from the influence of sponsoring pharmaceutical or medical device companies. Television broadcast advertisements by WebMD may also be subject to FTC regulation and FDA regulation depending on the content. The FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on the company that advertises on our Web site to make truthful, substantiated claims. If the FDA or the FTC finds that any information on our Web site violates FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information.

      Any increase in FDA regulation of the Internet or other media for direct-to-consumer advertisements of prescription drugs could make it more difficult for WebMD Health to obtain advertising and sponsorship revenue. In the last 15 years, the FDA has gradually relaxed its formerly restrictive policies on direct-to-consumer advertising of prescription drugs. Companies can now advertise prescription drugs for serious conditions to consumers in any medium. However, physician groups and others have criticized the FDA’s current policies, and have called for restrictions on any advertising of prescription drugs to consumers. These critics point to both public health concerns and to the laws of many other countries that make direct-to-consumer advertising of prescription drugs a criminal offense. In response to these critics, the FDA or the FTC may alter its present policies on the direct-to-consumer advertising of prescription drugs or medical devices in a way that would materially reduce our advertising and sponsorship revenues.

Medical Professional Regulation

      The practice of many healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine, which is referred to as the prohibition against the corporate practice of medicine. We do not believe that we engage in the practice of medicine and we have attempted to structure our Web site, strategic relationships and other operations to avoid violating these state licensing and professional practice laws. A state, however, may determine that some portion of our business violates these laws and may seek to have us discontinue those portions or subject us to penalties or licensure requirements. We provide Web site capabilities for our physician customers. Many states regulate the ability of medical professionals to advertise or maintain referral services. We do not represent that a physician’s use of our Web site will comply with these or other state laws regulating professional practice and we do not monitor or control the content that physicians post on their individual practice Web sites using our Web site application. It is possible a state or a court may determine we are responsible for any non-compliance with these laws, which could affect our ability to offer this service to our customers. We employ and contract with physicians who provide only medical information to consumers, and we have no intention to provide medical care or advice. Any determination that we are a healthcare provider and acted improperly as a healthcare provider may result in liability to us.

Children’s Online Privacy Protection Act

      The Children’s Online Privacy Protection Act, or COPPA, extends to operators of commercial Web sites and online services directed to U.S. children under the age of 13 that collect personal information from children, and operators of general audience sites with actual knowledge that they are collecting information from U.S. children under 13. WebMD’s sites are not directed at children and its general audience site, WebMD Health, states that no one under the applicable age is entitled to use the site. In addition, WebMD Health employs a kick-out procedure whereby anyone identifying themselves as being under the age of 13 during the registration process is not allowed to register for the site’s member only services, such as message boards and live chat events. COPPA, however, is a relatively new law, can be applied broadly and is subject to interpretation by courts and other governmental authorities. The failure to accurately anticipate the application or interpretation of this law could create liability to us, result in adverse publicity and negatively affect our business.

DESCRIPTION OF NOTES

      We issued $300,000,000 aggregate principal amount of notes in a private placement on April 1, 2002. The notes were issued under an indenture, dated as of April 1, 2002, between us and The Bank of New York, as trustee. The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture. Copies of the indenture are available for inspection at the office of the trustee and may also be obtained from us upon request. Particular provisions of the indenture that are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “WebMD,” “we,” “us” and “our” refer only to WebMD Corporation and not to any of our subsidiaries. References to “interest” shall be deemed to include “liquidated damages,” unless the context otherwise requires.

General

      The notes represent our unsecured general obligations, subordinate in right of payment to certain of our obligations as described under “Subordination of Notes,” and convertible into our common stock as described under “Conversion Rights.” Interest on the notes will accrue from April 1, 2002 or from the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually on April 1 and October 1 of each year, with the first interest payment to be made on October 1, 2002, at the rate of 3 1/4% per annum, to the persons who are registered holders of the notes at the close of business on the preceding March 15 and September 15, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on April 1, 2007.

      The notes were issued as global securities in book-entry form. Payments in respect of the notes represented by the global securities will be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to any notes subsequently issued in certificated form, we will make payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

      The notes were issued without coupons in denominations of $1,000 and integral multiples thereof.

      Holders may present notes for conversion at the office of the conversion agent, and may present notes for registration of transfer at the office of the trustee.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the incurrence of debt or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

      The notes are not subject to defeasance or covenant defeasance.

Conversion Rights

      Holders of notes will be entitled at any time after the original issuance of the notes and before the close of business on the date of maturity of the notes, subject to prior redemption or repurchase, to convert the notes, or portions thereof (if the portions are $1,000 or whole multiples thereof) into 107.9564 shares of common stock per $1,000 of principal amount of notes. This rate results in an initial conversion price of approximately $9.26 per share. Except as described below, the number of shares into which a note is convertible will not be adjusted for dividends on any common stock issued on or prior to conversion. We will not issue fractional shares of common stock upon conversion of notes and instead will make a cash payment based on the market price of the common stock on the last trading day prior to the conversion date. In the case of notes called for redemption, conversion rights will expire at the close of business on the date one business day prior to the redemption date.

      We are not obligated to pay accrued interest on notes submitted for conversion. Accordingly, if a note is surrendered for conversion after a record date for the payment of interest and before the opening of business on the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any funds if such notes have been called for redemption on a redemption date that is after a record date for the payment of interest and on or before the day that is one business day following the corresponding interest payment date.

      As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the full number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving common shares upon surrendering notes for conversion, see “Certain U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Conversion of the Notes.”

      We will adjust the conversion rate for:

•	dividends or distributions on shares of our common stock payable in shares of our common stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them for a period expiring within 60 days after the applicable record date to purchase common stock at less than the current market price at the time; provided, that the conversion rate will be readjusted to the extent the rights or warrants are not exercised prior to their expiration;

•	distributions to all or substantially all holders of our common stock of shares of capital stock other than our common stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings) or distributions to all or substantially all holders of our common stock of certain rights or warrants to purchase our securities; or

•	cash distributions to all or substantially all holders of our common stock in an aggregate amount that, together with:

(1) any cash and the fair market value of any other consideration payable in respect of any tender offer or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

(2) all other cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution; and

•	payments in respect of a tender offer or exchange offer by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with

(1) any cash and the fair market value of any other consideration payable in respect of any other tender offer or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

(2) cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the expiration date of the tender offer or exchange offer.

      Each adjustment referred to above will be made upon conclusion of the applicable event. We will not adjust the conversion rate, however, if holders of notes are to participate in the transaction without conversion, or in certain other cases.

      No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

      We may at any time increase the conversion rate by any amount for any period of time, provided that the conversion price is not less than the par value of a share of our common stock, the period during which the increased rate is in effect is at least 20 days or such longer period as may be required by law and the increased rate is irrevocable during such period.

      If we are party to a consolidation, merger or binding share exchange, or a transaction involving the sale or other conveyance of all or substantially all of our assets, pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction.

      In the event of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Adjustments to Conversion Ratio.”

Redemption of Notes at Our Option

      Prior to April 5, 2005, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after April 5, 2005, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register. The redemption price for the notes for the periods set forth below, expressed as a percentage of the principal amount, is as follows:

Period Beginning	Redemption Price

April 5, 2005	101.300%
April 1, 2006 and thereafter	100.650%

      Accrued and unpaid interest will also be paid up to but not including the redemption date.

      If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

      No sinking fund is provided for the notes.

Holders May Require Us to Purchase Their Notes Upon a Change in Control

      In the event of a change in control (as defined below) with respect to us, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest up to but not including the purchase date. We will be required to purchase the notes on the date that is 30 business days after notice of a change in control has been mailed as described below. We refer to this date in this prospectus as the “change in control purchase date.”

      Within 30 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustment to the conversion rate that will result from the change in control;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the indenture.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

•	the principal amount of the notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, such note will cease to be outstanding, interest on such note will cease to accrue and such note will be deemed paid whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” is deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, our subsidiaries or our or their employee benefit plans, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed; or

•	the sale, lease or transfer of all or substantially all of our assets to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

      However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, all or substantially all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock and any such other consideration.

      In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer of “all or substantially all” of our assets has occurred, in which case a holder’s ability to require us to purchase their notes upon a change in control may be impaired. In addition, we can give no assurance that we will be able to acquire the notes tendered upon a change in control.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. We are not aware, however, of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser of the notes in the private placement.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries’, indebtedness.

      We may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Subordination of Notes

      Upon any distribution to our creditors in our liquidation or winding up or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the payment of all amounts due on the notes (other than cash payments due upon conversion in lieu of fractional shares) will be subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all senior indebtedness.

      We will not pay, directly or indirectly, any amount due on the notes (including any repurchase price pursuant to the exercise of a repurchase right, but excluding cash payments due upon conversion in lieu of fractional shares), or acquire any of the notes, in the following circumstances:

•	if any default in payment of principal, premium, if any, or interest on senior indebtedness (as defined below) exists beyond any applicable grace period, unless and until the default has been cured or waived or has ceased to exist;

•	if any default, other than a default in payment of principal, premium, if any, or interest, has occurred with respect to senior indebtedness, and that default permits the holders of the senior indebtedness to accelerate its maturity, until the expiration of the “payment blockage period” described below; or

•	if the maturity of senior indebtedness has been accelerated, until the senior indebtedness has been paid or the acceleration has been cured or waived.

      A “payment blockage period” is a period that begins on the date that we receive a written notice from any holder of senior indebtedness or a holder’s representative, or from a trustee under an indenture under which senior indebtedness has been issued, that an event of default with respect to and as defined under any senior indebtedness (other than default in payment of the principal of, or premium, if any, or interest on any senior indebtedness), which event of default permits the holders of senior indebtedness to accelerate its maturity, has occurred and is continuing and ends on the earlier of (1) the date on which such event of default has been cured or waived, (2) 180 days from the date notice is received, (3) the date on which such senior indebtedness is discharged or paid in full or (4) the date of which such payment blockage period shall have been terminated by written notice to the trustee or us from the trustee or other representative initiating such payment blockage period. Notwithstanding the foregoing, no new payment blockage notice shall be given until a period of at least 365 consecutive days shall have elapsed since the beginning of the prior payment blockage period. No default (other than a default in payment) that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any subsequent payment blockage notice, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. However, if the maturity of such senior indebtedness is accelerated, no payment may be made on the notes until such senior indebtedness that has matured has been paid or such acceleration has been cured or waived.

      Senior indebtedness is defined in the indenture as all indebtedness (as defined below) of ours outstanding at any time, except the notes, indebtedness that by its terms provides that it shall not be “senior” in right of payment to the notes or indebtedness that by its terms provides that it shall be “pari passu” or “junior” in right of payment to the notes. Senior indebtedness does not include our indebtedness to any of our subsidiaries.

      Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all obligations incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except trade payables), (c) guarantees by such person of indebtedness described in clause (a) or (b) of another person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person and (g) all net obligations of such person under interest rate swap, currency exchange or similar agreements of such person.

      By reason of the subordination provisions described above, in the event of our insolvency, funds which would otherwise be payable to noteholders will be paid to the holders of senior indebtedness to the extent necessary to pay senior indebtedness in full. As a result of these payments, holders of the notes may recover less, ratably, than holders of senior indebtedness.

      A portion of our operations are currently and are expected in the future to be conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends and loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

      The notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease commitments) of our subsidiaries. Any right that we have to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      There are no restrictions in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of September 30, 2003, we had approximately $410 million of consolidated obligations effectively ranking senior to the notes. The notes rank equal in right of payment to our outstanding 1.75% convertible subordinated notes due June 15, 2023, $350 million principal amount of which are outstanding as of November 19, 2003.

Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the Nasdaq National Market (provided, however, that in the case of a transaction where the surviving entity is organized under the laws of a foreign jurisdiction, we may not consummate the transaction without first (1) making provision for the satisfaction of our obligations to repurchase notes following a change in control, if any, and (2) obtaining an opinion of tax counsel experienced in such matters to the effect that, under then existing U.S. federal income tax laws, there would be no material adverse tax consequences to holders of the notes resulting from such transaction);

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

      Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in “— Holders May Require Us to Purchase Their Notes Upon a Change in Control.”

Events of Default and Remedies

      The following will be events of default for the notes:

•	default in the payment of the principal amount, redemption price or change in control purchase price with respect to any note when such amount becomes due and payable;

•	default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default by us or any “significant subsidiary” in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the aggregate principal amount then outstanding of $30,000,000 or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 business days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or a significant subsidiary.

      Our “significant subsidiaries” as of the date of this prospectus are WebMD, Inc., Medical Manager Health Systems, Inc. and Envoy Corporation, and in the future will include any “significant subsidiary” of ours as defined in Rule 1-02 of Regulation S-X of the SEC (as such regulation is in effect on the date of issuance of the notes).

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization involving us, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modifications of the Indenture

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or change in control purchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	adversely affect the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act; or

•	to cure any ambiguity, inconsistency or other defect in the indenture.

      No supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the notes.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or change in control purchase price or obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders

      No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

Unclaimed Money; Prescription

      If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of notes entitled to the money must look to us for payment, subject to applicable law, and all liability of trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.

Reports to Trustee

      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders. We will also furnish the trustee with a certificate following the end of each fiscal year as to whether any default or event of default exists under the Indenture.

Trustee and Transfer Agent

      The trustee for the notes is The Bank of New York. The transfer agent for our common stock is American Stock Transfer & Trust Co.

Listing and Trading

      The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.”

Form, Denomination and Registration of Notes

      The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of global securities and certificated securities, as further provided below.

      The trustee is not required:

•	to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased; or

•	to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any of the notes not being redeemed or repurchased.

      See “— Global Securities” and “— Certificated Securities” for a description of additional transfer restrictions applicable to the notes.

      No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Securities

      Global securities representing the notes have been deposited with a custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or a nominee for DTC.

      Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes represented by interests in a global security will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      Any beneficial interest in one global security that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global security and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global security for as long as it remains such an interest.

      The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

      Payments of principal and interest under each global security will be made to DTC’s nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated Securities

      If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC.

Same-Day Settlement and Payment

      The indenture requires that payments in respect of the notes represented by the global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

      The notes represented by the global securities are eligible for trading in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance their respective rules and operating procedures.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date. The information described above concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchaser of the notes in the private placement or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

      The indenture and the notes are governed by and are construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

Registration Rights

      In connection with the private placement on April 1, 2002, we entered into a registration rights agreement with the initial purchaser of the notes. In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective for a period of two years after the later of (1) the original issuance of the notes on April 1, 2002 and (2) the last date that we or any of our affiliates was the owner of the notes, or such shorter period of time (x) as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder or (y) that will terminate when each of the registrable securities covered by the registration statement ceases to be a registrable security.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

DESCRIPTION OF CAPITAL STOCK

      The following summary of certain provisions of our common stock and preferred stock is not complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are available to investors upon request.

General

      Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. At November 10, 2003, 306,910,104 shares of our common stock were outstanding and no shares of any series of preferred stock were outstanding.

Common Stock

      Issued and outstanding shares of our common stock are fully paid and nonassessable upon payment therefor. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as our Board of Directors may from time to time determine. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Shares of our common stock are not convertible and holders have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of WebMD, the holders of our common stock are entitled to receive pro rata those of our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including election of directors. There is no cumulative voting in the election of directors.

Preferred Stock

      Our Board of Directors is authorized to issue preferred stock and to determine its rights, preferences and privileges. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock by us could adversely affect the voting power of the holders of our common stock. In addition, we could issue preferred stock as a means of discouraging, delaying or preventing a change in control.

Warrants

      As of September 30, 2003, warrants to purchase 25,550,425 shares of our common stock were outstanding at exercise prices ranging from $0.67 to $74.22 per share, with a weighted average exercise price of $20.34 per share. Substantially all of these outstanding warrants were vested and exercisable as of September 30, 2003.

Anti-Takeover Provisions

      Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

     Delaware Takeover Statute

      We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to WebMD and, accordingly, may discourage attempts to acquire us.

     Certificate of Incorporation and Bylaws

      Board Authority to Issue Preferred Stock without Stockholder Approval. Our Board of Directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval.

      Staggered Board; Ability of Board to Change Size of Board. Our Board of Directors consists of nine members. Our bylaws provide that this number may be changed by a resolution adopted by our Board of Directors. Directors are divided into three classes. Each year the directors’ positions in one of the three classes are subject to election so that it would take three years to replace the entire board and two years to replace a majority of the board, absent resignation or premature expiration of a director’s term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of WebMD.

      Filling of Board Vacancies; Removals. Any vacancies on the Board of Directors resulting from death, resignation, disqualification or removal shall, unless the Board of Directors determines by resolution that any such vacancies shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified. A director may be removed, only with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

      Stockholder Action Instead of Meeting by Unanimous Written Consent. Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special stockholder meeting and may not be taken by written consent.

      Call of Special Meetings. Our bylaws provide that special meetings of our stockholders may be called by a majority of the members of our Board of Directors, by the chairman of our Board of Directors or by our chief executive officer.

      Stockholder Proposals and Nominations. Our bylaws require advance written notice by a stockholder of a proposal that such stockholder desires to present at an annual meeting or of a nomination of a person for election to our Board of Directors at an annual or special meeting. These provisions will delay consideration of a stockholder proposal or nomination until the next annual meeting unless a special meeting is called by our Board of Directors.

      Generally, we must receive a stockholder’s notice of a proposal to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. No business other than that stated in the notice may be transacted at any special meeting.

      Generally, we must receive a stockholder’s notice of a nomination for director to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. We must receive a stockholder’s notice of a nomination for director to be considered at a special meeting not later than the close of business on the tenth day following the earlier of the day on which notice of the special meeting is mailed and the day on which we publicly announce the date of the special meeting.

      Bylaw Amendments. Our bylaws may be amended or repealed, and new bylaws made, by the affirmative vote of the holders of a majority of the total voting power of all classes of outstanding capital stock voting thereon as a single class or by our Board of Directors.

      Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We generally enter into separate indemnification agreements with our directors and executive officers implementing such indemnification and providing similar protection even if our certificate of incorporation or bylaws are subsequently amended.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

      Our common stock has traded on the Nasdaq National Market under the symbol “HLTH” since February 11, 1999.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material U.S. federal income tax consequences of the ownership and disposition of notes that will be held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements of the Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

      This summary is intended for general information only and does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to holders subject to special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a “straddle” or hedge or a “conversion” or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

      Moreover, this summary does not address any aspect of U.S. federal tax law other than income taxation and does not describe any state, local or non-U.S. tax laws that may be applicable to holders. This summary also does not describe the U.S. federal income tax consequences of owning and disposing of shares of our common stock that may be acquired pursuant to the conversion of the notes.

      Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust; or

•	a trust that was in existence on August 20, 1996, that was treated as U.S. persons under U.S. federal income tax law immediately prior to such date and that made a valid election to be treated as a U.S. person under the Code.

      A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder. The U.S. federal income tax treatment of a partner in a partnership holding notes generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership, you should consult your own tax advisor regarding the U.S. federal income tax consequences of an investment by the partnership in the notes.

U.S. Federal Income Tax Consequences to U.S. Holders

Payments of Interest

Stated Interest

      Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single rate that appropriately takes into account the length of intervals between payments. Payments of cash interest on the notes will constitute qualified stated interest and generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

      The notes were originally issued at a discount from their stated principal amount. As such, the notes are treated as having original issue discount for U.S. federal income tax purposes. Each U.S. Holder will be required to include in gross income (regardless of whether such holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of corresponding cash payments on the notes, that portion of the original issue discount, computed on a constant yield to maturity basis as described below, attributable to each day during such year on which such holder held the notes.

      The amount of original issue discount, as of the original issue date of the notes, is $30 per $1,000 principal amount, which is calculated by subtracting the issue price of $970 per note from the stated principal amount of $1,000 per note. For purposes of computing your accruals of original issue discount, the yield to maturity of the notes is 3.9165%.

      A U.S. Holder of a note will be required to include original issue discount in gross income (as ordinary interest income) periodically over the term of the note before receipt of the cash or other payment attributable to such income, regardless of such holder’s regular method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year during which such holder holds such note. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to such note’s adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity. For purposes of computing original issue discount, we will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of any initial short accrual period. A U.S. Holder is permitted to use different accrual periods; provided, however, that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is its issue price increased by the aggregate amount of original issue discount previously accrued and decreased by any payments, other than payments of qualified stated interest, previously made on the note.

      Under the foregoing rules, U.S. Holders are required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. A U.S. Holder’s tax basis in the notes will be increased by the amount of original issue discount included in gross income by such U.S. Holder and will be decreased by the amount of any payments received by such U.S. Holder with respect to the notes, other than payments of qualified stated interest. The amount of original issue discount allocable to any initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of the notes will be the difference between (i) the amount payable at maturity of the notes, and (ii) the notes’ adjusted issue price as of the beginning of the final accrual period.

      We will provide certain information to the IRS and will furnish annually to record U.S. Holders of the notes, information with respect to the original issue discount accruing during the taxable year.

Market Discount

      If a U.S. Holder acquires a note for an amount that is less than its adjusted issue price (as defined above in “— Original Issue Discount”), the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than  1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of acquisition.

      A U.S. Holder that purchases a note with market discount is required to treat any principal payment or any payment that is not qualified stated interest on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. Holder disposes of the note in certain otherwise nontaxable transactions, accrued market discount is includible in gross income by the U.S. Holder, as ordinary income, as if such U.S. Holder had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock received upon conversion.

      In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

      A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. Holder may, however, elect to include market discount in gross income currently as it accrues, rather than upon a disposition of the note, in which case the interest deferral rule will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in such U.S. Holder’s gross income under such an election.

Amortizable Bond Premium

      If a U.S. Holder purchases a note for an amount that, when reduced by the value of the conversion feature, is in excess of the sum of all amounts payable on the note other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased such note at a “premium.” The value of the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature (determined in any reasonable manner). A U.S. Holder that purchases a note at a premium will not be required to include any original issue discount in gross income. If the amount of premium exceeds the amount of original issue discount of a note, the amount of the excess will be treated as “amortizable bond premium” and such U.S. Holder may elect to amortize the bond premium as an offset to qualified stated interest, using a constant yield method similar to that described above under “— Original Issue Discount” over the remaining term of the note, subject to special provisions for debt instruments with early call dates. A U.S. Holder that elects to amortize bond premium must reduce such U.S. Holder’s tax basis in the note by the amount of premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Acquisition Premium

      If a U.S. Holder has an adjusted basis in a note immediately after its purchase that is (i) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (ii) greater than the note’s adjusted issue price (as described above under “Original Issue Discount”), the amount of the such difference is treated as “acquisition premium” for U.S. federal income tax purposes. If a note with original issue discount is purchased at an acquisition premium, the U.S. Holder reduces the amount of original issue discount otherwise includible in gross income during any day in an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted tax basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price. As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the U.S. Holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and using the constant yield method described above.

Election to Treat All Interest as Original Issue Discount

      U.S. Holders may elect to include in gross income all interest that accrues on a note, including stated interest, market discount and original issue discount (as adjusted by any premium), by using the constant yield method described above under “— Original Issue Discount.” Such an election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all taxable debt instruments owned and later acquired by the U.S. Holder with premium and may be revoked only with the permission of the IRS. Similarly, such an election for a note with market discount results in a deemed election to accrue market discount in income currently for such note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder’s tax basis in a note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

Sale or Other Taxable Disposition of the Notes

      Upon the sale or other taxable disposition (including redemption or repurchase) of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized (not including any amounts received in respect of accrued qualified stated interest, which will be taxed as ordinary income) on the sale or other taxable disposition, and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note increased by original issue discount and market discount previously included in respect thereof, and reduced by payments received in respect of the note other than payments of qualified stated interest. Subject to the discussion above under “— Market Discount,” gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, or other taxable disposition, the note has been held for more than one year.

Conversion of the Notes

      A U.S. Holder’s conversion of a note into common stock generally will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in the recognition of gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share).

      A U.S. Holder’s initial tax basis in common stock received upon a conversion of a note will be the same as the U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any tax basis allocated to a fractional share. The U.S. Holder’s holding period for the common stock received upon conversion of a note will include the U.S. Holder’s holding period for the converted note.

Adjustments of the Conversion Ratio

      The terms of the notes allow for changes in their conversion rate in certain circumstances. See “Description of Notes — Conversion Rights.” Changes in conversion rate could be treated as a taxable dividend to you if the changes have the effect of increasing your proportionate interest in our earnings and profits. This could occur, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of property to our stockholders. By contrast, changes in the conversion rate will not be treated as a taxable dividend if the changes simply prevent the dilution of interests of the holder of the notes through application of a bona fide, reasonable adjustment formula. Any constructive taxable dividend resulting from a change to, or a failure to change, the conversion rate would be treated like dividends paid in cash or other property. The constructive stock dividend would result in ordinary income to the recipient to the extent of our earnings and profits (as determined under U.S. federal income tax principles).

Backup Withholding and Information Reporting

      Information reporting requirements will apply in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder may be subject to U.S. backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Payments of Interest

      Subject to the discussion below concerning backup withholding, payments of interest on a note, including original issue discount, by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and further provided that:

(i) all of the following conditions are met:

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	either (i) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is not a U.S. person and provides its name and address, or (ii) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customer’s securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms duly executed under penalties of perjury; and

•	neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied; or

(ii) the interest is eligible for a zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied. (If an applicable income tax treaty provides for a reduced withholding tax rate, U.S. federal withholding tax will apply to payments of interest to the Non-U.S. Holder at such reduced withholding tax rate, provided that the appropriate certification requirements are met.)

      If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. Holder (although exempt from U.S. federal withholding tax if an IRS Form W-8ECI is properly furnished to us or our paying agent) generally will be taxed on interest and original issue discount in respect of a note in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above). These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. federal income tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax in the case of a corporate Non-U.S. Holder.

Sale or Other Taxable Disposition of the Notes

      A Non-U.S. Holder of a note will not be subject to U.S. federal income tax (i) upon conversion of a note into shares of common stock, or (ii) on gain realized on the sale or other taxable disposition of the note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. If you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and you are not otherwise a resident of the United States for U.S. federal income tax purposes, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Adjustments of the Conversion Ratio

      The conversion rate of the notes is subject to adjustment in some circumstances, which could give rise to a taxable dividend to Non-U.S. Holders of the notes to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), if any. See “— U.S. Federal Income Tax Consequences to U.S. Holders — Adjustments of the Conversion Ratio” above. Such a taxable dividend to a Non-U.S. Holder generally would be subject to U.S. federal withholding tax at a 30% rate (subject to reduction under an applicable income tax treaty) unless the dividend is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States, in which case the dividend would be taxable on a net income basis at the graduated rates applicable to U.S. persons.

Backup Withholding and Information Reporting

      Information reporting requirements will apply in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A Non-U.S. Holder may be subject to U.S. backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to the Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

      We originally issued the notes in a private placement in April 2002. The notes were resold by the initial purchaser of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

      The following table sets forth information as of November 19, 2003 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

ABN AMRO, Inc.(3)	$4,050,000	1.35%	437,223	*
499 Washington Blvd., 14th Floor
New York, NY 07310
American Samoa Government(4)	$18,000	*	1,943	*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
Arbitex Master Fund, L.P.(5)	$10,500,000	3.50%	1,133,542	*
c/o H W Capital L.P.
1601 Elm Street, Ste. 4000
Dallas, TX 75201
BNP Paribas Equity Strategies, SNC(6)	$4,208,000	1.40%	454,281	*
555 Croton Road, 4th Floor
King of Prussia, PA 19406
BP Amoco PLC Master Trust(4)	$468,000	*	50,524	*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
BTOP Growth VS Value(7)	$5,000,000	1.67%	539,782	*
25 DeForest Avenue
Summit, NJ 07901
Canyon Capital Arbitrage Master Fund, Ltd.(8a)	$4,500,000	1.50%	485,804	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Mac 18, Ltd. (RMF)(8b)	$900,000	*	97,161	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Fund, L.P.(8c)	$2,250,000	*	242,902	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
Canyon Value Realization Fund (Cayman), Ltd.(8d)	$6,350,000	2.12%	685,523	*
9665 Wilshire Blvd., Ste. 200
Beverly Hills, CA 90212
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.(9)	$2,252,000	*	243,118	*
555 Croton Road, 4th Floor
King of Prussia, PA 19406

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock		Percentage of
	Owned that	Notes	that may be		Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)		Outstanding(2)

Deutsche Bank Securities Inc.(10a)	$30,500,000	10.17%	3,292,670	(10b)	1.06%
1251 Avenue of the Americas
New York, NY 10020
Farallon Capital Institutional Partners, L.P.(11a)	$2,526,000	*	272,698	(11b)	*
c/o Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Farallon Capital Institutional Partners II, L.P.(11a)	$180,000	*	19,432	(11c)	*
c/o Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Farallon Capital Institutional Partners III, L.P.(11a)	$180,000	*	19,432	(11d)	*
c/o Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Farallon Capital Offshore Investors, Inc.(11a)	$4,433,000	1.48%	478,571	(11e)	*
c/o Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Farallon Capital Partners, L.P.(11a)	$2,578,000	*	278,312	(11f)	*
c/o Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Highbridge International LLC(12)	$29,000,000	9.67%	3,130,736		1.01%
9 West 57th Street, 27th Floor
New York, NY 10019
Hotel Union & Hotel Industry of Hawaii Pension Plan(4)	$197,000	*	21,267		*
c/o SSI Investment Manager Inc.
357 North Canon Drive
Beverly Hills, CA 90210
J.P. Morgan Securities, Inc.(13)	$12,500,000	4.17%	1,349,455		*
500 Stanton Christiana Road
Newark, DE 19713
Jefferies & Company Inc.(4)	$4,000	*	432		*
c/o SSI Investment Manager Inc.
357 North Canon Drive
Beverly Hills, CA 90210
JMG Triton Offshore Fund, Ltd.(14)	$4,250,000	1.42%	458,815		*
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA 90067
LDG Limited(15)	$424,000	*	45,774		*
48 Par-la-Ville Road, Suite 780
Hamilton HM 11
Bermuda
Lehman Brothers Inc.(16)	$3,823,000	1.27%	412,717		*
745 7th Ave., 16th Floor
New York, NY 10019

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)	Outstanding(2)

MFS Total Return Fund, a series of Trust V(17)	$900,000	*	97,161	*
500 Boyleston St.
Boston, MA 02116
Peoples Benefit Life Insurance Company — Teamsters(18)	$3,000,000	1.00%	323,869	*
c/o Camden Asset Management
2049 Century Park East, Suite 330
Los Angeles, CA 90067-4007
R2 Investments, LDC(19)	$20,000,000	6.67%	2,159,128	*
c/o Amalgamated Gadget, L.P.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102
Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio(20)	$5,000,000	1.67%	539,782	*
c/o RG Capital Management, L.P.
3 Bala Plaza-East, Suite 501
Bala Cynwyd, PA 19004
Salomon Brothers Asset Management, Inc.(21)	$10,000,000	3.33%	1,079,564	*
399 Park Avenue, 4th Floor
New York, NY 10022
Sam Investments LDC(22)	$10,000,000	3.33%	1,079,564	*
650 Warrenville Road, Ste. 408
Lisle, IL 60532
Sphinx Convertible Arb Fund SPC(4)	$116,000	*	12,523	*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
Sturgeon Limited(23)	$268,000	*	28,932	*
48 Par-la-Ville Road, Suite 228
Hamilton HM 11
Bermuda
Sunrise Partners Limited Partnership(24)	$2,000,000	*	215,913	*
Two American Lane
Greenwich, CT 06836-2571
TQA Master Fund Ltd.(25)	$1,913,000	*	206,521	*
405 Lexington Avenue, 45th Floor
New York, NY 10174
TQA Master Plus Fund Ltd.(25)	$2,983,423	*	322,080	*
405 Lexington Avenue, 45th Floor
New York, NY 10174
The Drake Offshore Master Fund, Ltd.(26)	$11,000,000	3.67%	1,187,520	*
c/o Drake Management LLC
660 Madison Ave., 16th Floor
New York, NY 10021
The Estate of James Campbell(4)	$136,000	*	14,682	*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock		Percentage of
	Owned that	Notes	that may be		Common Stock
Name and Address:	may be Sold	Outstanding	Sold(1)		Outstanding(2)

The James Campbell Corporation(4)	$108,000	*	11,659		*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
Tinicum Partners, L.P.(11a)	$103,000	*	11,120	(11g)	*
Farallon Capital Management, LLC
One Maritime Plaza, Ste. 1325
San Francisco, CA 94111
Tribeca Investments, Ltd.(27)	$18,500,000	6.17%	1,997,193		*
399 Park Avenue, 7th Floor
New York, NY 10022
UBS Warburg LLC(28)	$2,177,000	*	235,021		*
677 Washington Blvd.
Stamford, CT 06901
Viacom Inc. Pension Plan Master Trust(4)	$17,000	*	1,835		*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
Xavex — Convertible Arbitrage 7 Fund(29)	$200,000	*	21,591		*
c/o TQA Investors, L.L.C.
405 Lexington Avenue, 45th Floor
New York, NY 10174
Zurich Institutional Benchmarks Master Fund Ltd.(4)	$936,000	*	101,047		*
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210
Zurich Institutional Benchmarks Master Fund Ltd.(30)	$847,000	*	91,439		*
c/o TQA Investors, L.L.C.
405 Lexington Ave, 45th Floor
New York, NY 10174

Total	**	**	**		**

*	Less than 1%.

**	The maximum principal amount of notes and underlying shares of common stock that may be sold by selling securityholders pursuant to prospectuses forming part of registration statements declared effective under the Securities Act may not exceed $300,000,000 and 32,386,916 shares of common stock issuable upon conversion thereof. The sum of the principal amount of securities beneficially owned by selling securityholders that have been included in registration statements relating to the notes and underlying common stock (File Nos. 333-89616, 333-100857, 333-104271 or 333-107151) previously declared effective by the Securities and Exchange Commission is actually more than $300,000,000 because certain of the selling securityholders may have transferred their notes or common stock in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result, we have received beneficial ownership information from additional selling securityholders with respect to the same notes or shares of common stock. In addition, the sum of the listed principal amount of notes set forth above includes the positions of certain selling securityholders who are not identified and listed above because they have sold their notes pursuant to prospectuses forming a part of registration statements relating to the notes and underlying common stock (File No. 333-89616, 333-100857, 333-104271 or 333-107151) previously declared effective by the Securities and Exchange Commission and have notified us of a reduction in their positions in the notes.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 107.9564 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 306,910,104 shares of common stock outstanding as of November 10, 2003. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	The shareholder of ABN AMRO, Inc. that has power to direct the voting and disposition of the securities held by ABN AMRO, Inc. is ABN AMRO Holding N.V., a publicly held entity.

(4)	SSI Investment Manager Inc. is the investment advisor for the American Samoa Government, BP Amoco PLC Master Trust, Hotel Union & Hotel Industry of Hawaii Pension Plan, Jefferies & Company Inc., Sphinx Convertible Arb Fund SPC, The Estate of James Campbell, The James Campbell Corporation, Viacom Inc. Pension Plan Master Trust and Zurich Institutional Benchmarks Master Fund Ltd. with respect to the securities and has the power to direct the voting and disposition of the securities held by these entities. The shareholders of SSI Investment Management Inc. are John Gottfurcht, Amy Jo Gottfurcht, George Douglas and David Rosenfelder.

(5)	The general partner of Arbitex Master Fund, L.P. is Arbitex GP, Ltd., a Cayman Islands corporation. The directors of Arbitex GP, Ltd., who have power to direct the voting and disposition of the securities held by Arbitex GP, Ltd., are Clark K. Hunt, Jonathan P. Bren and James A. Loughran.

(6)	BNP Paribas Equity Strategies, SNC is a wholly owned subsidiary of BNP Paribas, a publicly held entity.

(7)	Caledonian Directors, Ltd. has the power to direct the voting and disposition of the securities held by BTOP Growth VS Value. The shareholders of Caledonian Directors, Ltd. are Jay Allen Kregel, Ian Godfrey Sampson and David Stephen Sargison.

(8a)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner.

(8b)	RMF Mac Ltd. is the parent company of Canyon Value Realization Mac 18, Ltd. Canyon Capital Advisors LLC is the investment advisor for Canyon Value Realization Mac 18, Ltd. and has the power to direct investments by Canyon Value Realization Mac 18, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner.

(8c)	The general partner for Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. The general partner of Canpartners Investments III, L.P. is Canyon Capital Advisors LLC. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julius, R. Christian B. Evensen and K. Robert Turner.

(8d)	Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evensen own all of the ordinary shares of Canyon Value Realization Fund (Cayman), Ltd., carrying full voting rights on all matters.

(9)	CooperNeff (Cayman) Ltd. is the general partner of CooperNeff Convertible Strategies (Cayman) Master Fund, L.P. The shareholder of CooperNeff (Cayman) Ltd. that has the power to direct the voting and disposition of the securities held by CooperNeff (Cayman) Ltd. is CooperNeff Advisors, Inc., a subsidiary of CooperNeff Group, Inc., which is owned by BNP Paribas S.A., a foreign public company.

(10a)	The shareholders of Deutsche Bank Securities Inc. who have power to direct the voting and disposition of the securities held by Deutsche Bank Securities Inc. are Dan Gold and Kira Bazile.

(10b)	Does not include 704,137 shares of WebMD common stock owned by Deutsche Bank Securities Inc. in addition to the common stock into which such holder’s notes are convertible.

(11a)	Farallon Partners, L.L.C. is the general partner of Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Partners, L.P. The shareholder of Farallon Capital Offshore Investors, Inc. that has power to direct the voting and disposition of the securities held by Farallon Capital Offshore Investors, Inc. is Farallon Partners, L.L.C. As general partner of each of the above-mentioned partnerships and as shareholder of Farallon Capital Offshore Investors, Inc., Farallon Partners, L.L.C. has the power to direct the affairs of such entities, including the voting and disposition of the securities held by such entities. The shareholders of Farallon Partners, L.L.C. who have voting control over Farallon Partners, L.L.C. are Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly. Farallon Partners, L.L.C. and its shareholders disclaim any beneficial ownership of the securities listed herein.

(11b)	Does not include 763,200 shares of WebMD common stock owned by Farallon Capital Institutional Partners, L.P. in addition to the common stock into which such holder’s notes are convertible.

(11c)	Does not include 82,800 shares of WebMD common stock owned by Farallon Capital Institutional Partners II, L.P. in addition to the common stock into which such holder’s notes are convertible.

(11d)	Does not include 92,000 shares of WebMD common stock owned by Farallon Capital Institutional Partners III, L.P. in addition to the common stock into which such holder’s notes are convertible.

(11e)	Does not include 1,378,900 shares of WebMD common stock owned by Farallon Capital Offshore Investors, Inc. in addition to the common stock into which such holder’s notes are convertible.

(11f)	Does not include 719,100 shares of WebMD common stock owned by Farallon Capital Partners, L.P. in addition to the common stock into which such holder’s notes are convertible.

(11g)	Does not include 31,300 shares of WebMD common stock owned by Tinicum Partners, L.P. in addition to the common stock into which such holder’s notes are convertible.

(12)	Highbridge International LLC is a wholly owned subsidiary of Highbridge Capital Corporation LLC. The trading manager for Highbridge Capital Corporation LLC is Highbridge Capital Management LLC. The shareholders of Highbridge Capital Management LLC are Glenn Dubin and Henry Swieca.

(13)	The shareholder of J.P. Morgan Securities, Inc. that has power to direct the voting and disposition of the securities held by J.P. Morgan Securities, Inc. is JPMorgan Chase Bank.

(14)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”). The Manager is an investment adviser registered with the SEC and has voting and dispositive power over the Fund’s investments, including the securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware company (“Pacific”), and Asset Alliance Holding Corp., a Delaware company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(15)	TQA Investors, L.L.C. is the investment advisor for LDG Limited and has power to direct the voting and disposition of the securities held by LDG Limited. The shareholders of TQA Investors, L.L.C. are Robert E. Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(16)	Lehman Brothers Inc. is a publicly held company.

(17)	Constantine Mokas is the portfolio advisor for the MFS Total Return Fund, a series of Trust V, with respect to the securities and has the power to direct the voting and disposition of the securities held by the MFS Total Return Fund.

(18)	Camden Asset Management L.P. is the investment advisor for Peoples Benefit Life Insurance Company and has power to direct the voting and disposition of the securities held by Peoples

Benefit Life Insurance Company. The general partner of Camden Asset Management L.P. is Harpenden Corp.. John B. Wagner is the President of Harpenden Corp. and has the power to direct the voting and disposition of the securities held by Harpenden Corp.

(19)	Amalgamated Gadget, L.P. is the investment advisor of R2 Investments, LDC. Scepter Holdings, Inc. is the general partner of Amalgamated Gadget, L.P. The sole shareholder of Scepter Holdings, Inc. is Geoffrey Raynor.

(20)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(21)	Salomon Brothers Asset Management Inc. is the investment advisor for certain fiduciary accounts that hold the securities. Ajay Dravid, a Managing Director and Portfolio Manager of Salomon Brother Asset Management Inc., has the power to direct the voting and disposition of the securities held by such accounts.

(22)	The Hampshire Co. is the investment advisor for Sam Investments LDC and has power to direct the voting and disposition of the securities held by Sam Investments LDC. The shareholder of The Hampshire Co. is Ronald A. Santella.

(23)	CooperNeff Advisors, Inc. is the investment advisor for Sturgeon Limited and has the power to direct the voting and disposition of securities held by Sturgeon Limited. CooperNeff Advisors, Inc. is a subsidiary of CooperNeff Group, Inc., which is owned by BNP Paribas, S.A., a foreign public company.

(24)	The general partner of Sunrise Partners Limited Partnership is Dawn General Partner Corp. The shareholder of Dawn General Partner Corp. who has power to direct the voting and disposition of securities held by Dawn General Partner Corp. is S. Donald Sussman.

(25)	TQA Investors, L.L.C. is the investment advisor for TQA Master Fund Ltd. and TQA Master Plus Fund Ltd. and has power to direct the voting and disposition of the securities held by such entities. The shareholders of TQA Investors, L.L.C. are Robert Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(26)	Drake Management LLC is the investment manager for The Drake Offshore Master Fund, Ltd. Anthony Saillace and Darren Clipston of Drake Management LLC have power to direct the voting and disposition of securities held by The Drake Offshore Master Fund, Ltd.

(27)	The shareholder of Tribeca Investments, Ltd. that has power to direct the voting and disposition of the securities held by Tribeca Investments, Ltd. is Citigroup Inc.

(28)	The shareholder of UBS Warburg LLC that has power to direct the voting and disposition of the securities held by UBS Warburg LLC is UBS AG. UBS Warburg LLC was the initial purchaser in connection with the private placement of notes in April 1, 2002 and has in the past provided financial advisory services to us.

(29)	TQA Investors, L.L.C. is the investment advisor for Xavex — Convertible Arbitrage 7 Fund and has power to direct the voting and disposition of the securities held by Xavex — Convertible Arbitrage 7 Fund. The shareholders of TQA Investors, L.L.C. are Robert Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(30)	TQA Investors, L.L.C. is the investment advisor for Zurich Institutional Benchmarks Master Fund Ltd. and has power to direct the voting and disposition of the securities held by Zurich Institutional Benchmarks Master Fund Ltd. The shareholders of TQA Investors, L.L.C. are Robert Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table.

      Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

      Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

      In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

      Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

      The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective for a period of two years after the later of (1) the original issuance of the notes on April 1, 2002 and (2) the last date that we or any of our affiliates was the owner of the notes, or such shorter period of time (x) as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder or (y) that will terminate when each of the registrable securities covered by the registration statement ceases to be a registrable security.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      Shearman & Sterling LLP, New York, New York, counsel to WebMD will pass upon the validity of the notes and the shares of common stock issuable upon their conversion. As of November 19, 2003, Shearman & Sterling LLP owned an aggregate of 305,582 WebMD shares.

EXPERTS

      The consolidated financial statements and schedule of WebMD Corporation included in WebMD Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      We make available free of charge at www.webmd.com (in the “About WebMD” section) copies of materials we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our Web site is not a part of this prospectus.

      You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the notes and common stock under this prospectus will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed):

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2002; filed on
March 27, 2003, as amended on April 30, 2003
Quarterly Report on Form 10-Q	Filed on May 13, 2003
Quarterly Report on Form 10-Q	Filed on August 14, 2003
Quarterly Report on Form 10-Q	File on November 14, 2003
Current Report on Form 8-K	Filed on February 19, 2003
Current Report on Form 8-K	Filed on March 14, 2003, as amended on April 11, 2003
Current Report on Form 8-K	Filed on May 5, 2003
Current Report on Form 8-K	Filed on June 17, 2003
Current Report on Form 8-K	Filed on June 20, 2003, as amended on July 8, 2003
Current Report on Form 8-K	Filed on June 27, 2003
Current Report on Form 8-K	Filed on August 5, 2003
Current Report on Form 8-K	Filed on September 4, 2003
Current Report on Form 8-K	Filed on September 12, 2003
Current Report on Form 8-K	Filed on October 24, 2003
Current Report on Form 8-K	Filed on November 6, 2003
Proxy Statement	Filed on August 7, 2003
The description of our common stock contained in our registration statement on Form 8-A filed on February 8, 1999 pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating this description.
Filed on February 8, 1999
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and prior to the end of the offering of the notes and common stock under this prospectus

      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

      You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

WebMD Corporation

669 River Drive, Center 2
Elmwood Park, New Jersey 07407
Tel: (201) 414-2002
Attn: Investor Relations

      Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

      The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by us in connection with the registration of the securities being registered hereby. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$27,600
Printing and engraving fees	15,000
Accountant’s fees and expenses	30,000
Legal fees and expenses	100,000
Miscellaneous expenses	10,000

Total	$182,600

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      Our certificate of incorporation and by-laws provide that we shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. We have entered into agreements with our directors, executive officers and some of our other officers implementing such indemnification. In addition, our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. We may also purchase and maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 16.	Exhibits

      The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings

      a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Elmwood Park, New Jersey.

WEBMD CORPORATION

By:	/s/ ANDREW C. CORBIN

Andrew C. Corbin

Executive Vice President and

Chief Financial Officer

Dated: November 20, 2003

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

* Roger Holstein	Chief Executive Officer and Director (Principal executive officer)	November 20, 2003

/s/ ANDREW C. CORBIN Andrew C. Corbin	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	November 20, 2003

* Mark J. Adler, M.D.	Director	November 20, 2003

* Paul A. Brooke	Director	November 20, 2003

* Neil F. Dimick	Director	November 20, 2003

* James V. Manning	Director	November 20, 2003

* Herman Sarkowsky	Director	November 20, 2003

* Michael A. Singer	Director	November 20, 2003

Signature		Title	Date

* Joseph E. Smith		Director	November 20, 2003

* Martin J. Wygod		Director	November 20, 2003

* By	: /s/ CHARLES A. MELE Charles A. Mele Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

4.1	*	Indenture between WebMD Corporation and The Bank of New York, dated as of April 1, 2002 (incorporated by reference to Exhibit 4.1 to the registrant’s quarterly report on Form 10-Q for the first quarter of 2002).
4.2	*	Registration Rights Agreement dated as of April 1, 2002 between WebMD Corporation and UBS Warburg LLC (incorporated by reference to Exhibit 4.2 to the registrant’s quarterly report on Form 10-Q for the first quarter of 2002).
4.3	*	Form of 3 1/4% Convertible Subordinated Note Due 2007 (included in Exhibit 4.1).
4.4	*	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s annual report on Form 10-K for the year ended December 31, 2000).
5.1	*	Opinion of Shearman & Sterling LLP.
12.1		Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages to this registration statement).
25	*	Statement of Eligibility of Trustee on Form T-1.

* Previously filed.